EXHIBIT 99.2

INDEX TO FINANCIAL STATEMENTS

Page
RENERGEN LIMITED
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB ID 1368)	2
Consolidated Statement of Financial Position as of February 28, 2025 and February 29, 2024	3
Consolidated Statement of Profit or Loss and Other Comprehensive Loss for the years ended February 28, 2025 and February 29, 2024	4
Consolidated Statement of Changes in Equity for the years ended February 28, 2025 and February 29, 2024	5
Consolidated Statement of Cash Flows for the years ended February 28, 2025 and February 29, 2024	6
Notes to the Consolidated Financial Statements	7

1

Report of Independent Registered Public Accounting Firm (PCAOB ID 1368)

To the Shareholders of Renergen Limited and its subsidiaries

Tel: +27 011 488 1700 Fax: +27 010 060 7000 www.bdo.co.za	Wanderers Office Park 52 Corlett Drive Illovo, 2196

Private Bag X60500 Houghton, 2041 South Africa

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Renergen Limited

Johannesburg, South Africa

Opinion on the Consolidated Financial Statements

We have audited the consolidated financial statements of Renergen Limited (the “Company”, together with its subsidiaries, “the Group”), which comprise the consolidated statements of financial position as at 28 February 2025, and the consolidated statements of profit or loss and other comprehensive loss, consolidated statements of changes in equity and the consolidated statements of cash flows for the year then ended, and notes to the consolidated financial statements, including material accounting policy information.

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Group as at 28 February 2025, and its consolidated financial performance and consolidated cash flows for the year then ended in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board and the requirements of the Companies Act of South Africa.

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Group in accordance with the Independent Regulatory Board for Auditors’ Code of Professional Conduct for Registered Auditors (IRBA Code) and other independence requirements applicable to performing audits of financial statements in South Africa. We have fulfilled our other ethical responsibilities in accordance with the IRBA Code and in accordance with other ethical requirements applicable to performing audits in South Africa. The IRBA Code is consistent with the corresponding sections of the International Ethics Standards Board for Accountants’ International Code of Ethics for Professional Accountants (including International Independence Standards). We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Material uncertainty related to going concern

We draw attention to note 36 to the consolidated financial statements, which indicates that the Group’s ability to conclude the funding initiatives outlined in note 36 within the Assessment Period, to remedy the Default Events within the times set out in the DFC waiver and ability to secure regulatory and other approvals required to conclude the Nasdaq IPO and other funding initiatives highlighted during the period ending 30 April 2026, represent material uncertainties that may cast significant doubt on the Group’s ability to continue as a going concern, and therefore, that it may be unable to realise its assets and discharge its liabilities in the normal course of business.

We have served as the auditor of Renergen Limited since 2022.

/s/ BDO South Africa Inc.

BDO South Africa Incorporated

Johannesburg, South Africa

May 27, 2025

BDO South Africa Incorporated

Registration number: 1995/002310/21

Practice number: 905526

VAT number: 4910148685

Chief Executive Officer: LD Mokoena

A full list of all company directors is available on www.bdo.co.za

The company’s principal place of business is at The Wanderers Office Park, 52 Corlett Drive, Illovo, Johannesburg where a list of directors’ names is available for inspection. BDO South Africa Incorporated, a South African personal liability company, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

2

Consolidated Statement of Financial Position

as at 28 February

Figures in Rand Thousands	Notes	2025	2024
ASSETS
Non-current assets		2236021	2110001
Property, plant and equipment[1]	3	2009373	1877132
Intangible assets	4	24300	82212
Deferred taxation	6	141586	90435
Restricted cash	7	23079	17243
Finance lease receivables	8	37683	42979
Current assets		113153	599126
Inventory		3 198	2 073
Restricted cash	7	49497	87300
Finance lease receivables	8	6 116	5 969
Trade and other receivables	9	26025	32709
Cash and cash equivalents	10	28317	471075
Total assets		2349174	2709127

EQUITY AND LIABILITIES
Stated capital	11	1210302	1170059
Share-based payments reserve	12	26318	26445
Other reserves	26	946	628
Accumulated (loss)/profit		(198934)	46515
Equity attributable to equity holders of Renergen		1038632	1243647
Non-controlling interest (“NCI”)	13.2	75977	77456
Total equity		1114609	1321103

LIABILITIES
Non-current liabilities		122646	816467
Borrowings	14	53205	748659
Lease liabilities	15	10011	11613
Deferred revenue	16	15095	15743
Provisions	17	44335	40452
Current liabilities		1111919	571557
Borrowings	14	1013737	487470
Trade and other payables	18	96413	82272
Lease liabilities	15	1 769	1 815
Total liabilities		1234565	1388024
Total equity and liabilities		2349174	2709127

1. Includes right-of-use assets as presented in note 3.

3

Consolidated Statement of Changes in Equity

for the year ended 28 February

Figures in Rand Thousands	Notes	Stated capital	Share-based payments reserve	Revaluation reserve	Foreign currency translation reserve	Accumulated (loss)/profit	Total equity attributable to equity holders of Renergen Limited	Non-controlling interest (“NCI”)	Total equity
Balance at 1 March 2023		1134750	21099	598	–	(316243)	840204	–	840204
Loss for the year		–	–	–	–	(110273)	(110273)	481	(109792)
Other comprehensive income for the year		–	–	104	(74)	–	30	6	36
Total comprehensive loss for the year		–	–	104	(74)	(110273)	(110243)	487	(109756)
Sale of interest in Tetra4	13.2	–	–	–	–	473031	473031	76969	550000
Issue of shares	11	35309	(2728)	–	–	–	32581	–	32581
Share-based payments expense	12	–	8 074	–	–	–	8 074	–	8 074
Balance at 29 February 2024		1170059	26445	702	(74)	46515	1243647	77456	1321103
Loss for the year		–	–	–	–	(236120)	(236120)	(10808)	(246928)
Other comprehensive income for the year		–	–	–	318	–	318	–	318
Total comprehensive loss for the year		–	–	–	318	(236120)	(235802)	(10808)	(246610)
NCI share of equity contribution	13.2	–	–	–	–	(9329)	(9329)	9329	–
Issue of shares	11	42558	(3242)	–	–	–	39316	–	39316
Share issue costs	11	(2315)	–	–	–	–	(2315)	–	(2315)
Share-based payments expense	12	–	3 115	–	–	–	3115	–	3 115
Balance at 28 February 2025		1210302	26318	702	244	(198934)	1038632	75977	1114609

Notes		11	12	26.1	26.2			13.2

4

Consolidated Statement of Profit or Loss and Other Comprehensive Loss

for the year ended 28 February

Figures in Rand Thousands	Notes	2025	2024
Revenue	19	52113	28952
Cost of sales	20	(80173)	(18885)
Gross (loss)/profit		(28060)	10067
Other operating income	21	227	9 778
Share-based payments expense	12	(3115)	(8074)
Other operating expenses	22	(196796)	(146868)
Operating loss		(227744)	(135097)
Interest income	23	10784	10853
Interest expense and imputed interest	24	(81119)	(22747)
Loss before taxation		(298079)	(146991)
Taxation	25	51151	37199
Loss for the year		(246928)	(109792)

Other comprehensive income:
Items that may be reclassified to profit or loss in subsequent periods:
Exchange differences on translation of foreign operation	26.2	318	(74)

Items that may not be reclassified to profit or loss in subsequent periods:
Revaluation of properties		–	110
Other comprehensive income for the year		318	36
Total comprehensive loss for the year		(246610)	(109756)

Loss attributable to:
Owners of Renergen		(236120)	(110273)
Non-controlling interest		(10808)	481
Loss for the year		(246928)	(109792)

Total comprehensive loss attributable to:
Owners of Renergen		(235802)	(110243)
Non-controlling interest		(10808)	487
Total comprehensive loss for the year		(246610)	(109756)

Loss per ordinary share
Basic and diluted loss per share (cents)	33	(159.10)	(75.10)

5

Consolidated Statement of Cash Flows

for the year ended 28 February

Figures in Rand Thousands	Notes	2025	2024
Cash flows used in operating activities		(139854)	(53847)
Cash used in operations	27	(150638)	(64700)
Interest received	23	10784	10853
Tax paid		–	–

Cash flows used in investing activities		(99936)	(303740)
Investment in property, plant and equipment	3	(105481)	(221874)
Disposal of property, plant and equipment	3	220	–
Investment in intangible assets	4	(26642)	(81866)
Movement in restricted cash	7	31967	–

Cash flows (used in)/from financing activities		(202956)	773717
Ordinary shares issued for cash	11	39316	32581
Share issue costs	11	–	(2208)
Proceeds from part-disposal of interest in Tetra4	13.2	–	550000
Repayment of borrowings – capital	28	(375311)	(105245)
Repayment of interest on borrowings	28	(92156)	(69999)
Interest paid on leasing and other arrangements	24	(2797)	(3683)
Proceeds from borrowings	28	229640	373972
Payment of lease liabilities – capital	15	(1648)	(1701)
Total cash movement for the year		(442746)	416130

Cash and cash equivalents at the beginning of the year	10	471075	55705
Effects of exchange rate changes on cash and cash equivalents		(12)	(760)
Total cash and cash equivalents at the end of the year	10	28317	471075

6

Renergen Limited

(Registration number 2014/195093/06)

Financial Statements for the years ended 28 February 2025 and 29 February 2024

Notes to the Consolidated Financial Statements

Material Accounting Policies

for the year ended 28 February

1. BASIS OF PREPARATION

Renergen Limited (“the Company”, together with its subsidiaries, “the Group”), is a company incorporated in South Africa and is listed on the Johannesburg Stock Exchange and the Australian Securities Exchange. The Group is focused on alternative and renewable energy in South Africa and sub-Saharan Africa. Further details on the operation of Group companies are provided in note 5.

The consolidated financial statements for the year ended 28 February 2025 have been prepared in accordance with IFRS Accounting Standards, the South African Financial Reporting Requirements, the JSE Listings Requirements and in a manner required by the Companies Act. The accounting policies applied in the preparation of these consolidated financial statements are consistent in all material respects with those used in the prior financial year, except for the adoption of new standards, interpretations and amendments to published standards which became effective for the first time for the financial year ended 28 February 2025. Note 2 discloses the impact of new standards, interpretations and amendments to published standards on the consolidated financial statements of the Group.

These consolidated financial statements have been prepared under the historical cost convention except for land that is carried at a revalued amount; are presented in the functional currency of the Company and presentation currency of the Group, being South African Rand (“Rand”); and are rounded to the nearest thousand (“R’000”), except where otherwise stated.

Going concern

The consolidated financial statements have been prepared on the basis of accounting policies applicable to a going concern. This basis presumes that funds will be available to finance future operations and that the realisation of assets and settlement of liabilities, contingent obligations and commitments will occur in the ordinary course of business. Refer to note 36 for further disclosures on going concern matters.

1.1 CONSOLIDATION

Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and its subsidiaries which are controlled by the Company.

Consolidation of subsidiaries

All intercompany transactions and balances between the Company and its subsidiaries have been eliminated on consolidation.

7

Changes in ownership interest without a loss of control

An increase or decrease in the Company’s ownership interest that does not result in a loss of control of a subsidiary is accounted for as an equity transaction. The carrying amounts of the controlling and NCI are adjusted to reflect changes in their relative interests in the subsidiary. The Company recognises directly in equity the difference between the amount by which the NCI are adjusted and the fair value of the consideration paid or received, and attributes this difference to the owners of the Company (the controlling interest). No changes in the subsidiary’s assets or liabilities are recognised in a transaction in which the Company increases or decreases its ownership interest in a subsidiary that it already controls. Similarly, no gain or loss is recognised in such transactions.

1.2 SIGNIFICANT JUDGEMENTS AND SOURCES OF ESTIMATION UNCERTAINTY

The Group makes certain estimates and assumptions regarding the future. Estimates and judgements are continually evaluated based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. In the future, actual experience may differ from these estimates and assumptions. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

JUDGEMENTS

Any judgement about the future is based on information available at the time at which the judgement is made. Subsequent events may result in outcomes that are inconsistent with judgements that were reasonable at the time they were made.

Going concern (note 36)

Management’s assessment of the Group’s ability to continue as a going concern involved making a judgement about the Group’s ability to achieve profitability which is dependent on a number of factors including securing requisite funding to complete Phase 1C of the VGP in order to achieve nameplate capacity. Further disclosures of initiatives under way to secure this funding, and of the material uncertainties which may cast doubt on the ability of the Group to continue as a going concern, are outlined in note 36.

Recognition of deferred tax assets (notes 1.8 and 6)

After determining that future taxable income will be available against which deductible temporary differences and tax losses carried forward can be utilised, Management exercises its judgement to further establish a percentage to limit the amount of the deferred tax asset that can be recognised.

Determination of a lease term (notes 1.9 and 8)

In determining the lease term, Management considers all facts and circumstances that create an economic incentive to exercise an extension option, or not to exercise a termination option. Extension options (or periods after termination options) are only included in the lease term if the lease is reasonably certain to be extended (or not terminated). Management has applied judgement to conclude lessees will not exercise the purchase option (available after 18 months from lease commencement date) or the lease extension option (five years) applicable to the leases disclosed in note 8, and has therefore accounted for the lease term as eight years. In making this judgement management considered the potential disruption to the lessees’ operations (with respect to the lease termination) and changes in technology which may discourage the extension of the leases.The assessment is reviewed if a significant event or a significant change in circumstances occurs which affects this assessment. A material uncertainty still remains whether the lessees will exercise the extension or purchase option which would significantly impact the finance lease receivables recognised by the Group.

Exploration and development costs (notes 1.4 and 4)

The application of the Group’s accounting policy for exploration and development costs requires judgement to determine whether it is likely that future economic benefits are likely, from either future exploitation or sale, or whether activities have reached a stage which permits a reasonable assessment of the existence of reserves. In applying this judgement, Management considers the outcomes from the exploration campaigns of the Group and relies on Reserve and Evaluation Reports prepared by independent sub-surface consultants in assessing the reserves and resources and associated economics of the VGP. This process determines whether exploration and development costs are capitalised or are otherwise transferred to property, plant and equipment once the commercial viability of the extraction of LNG is demonstrable.

8

ESTIMATES AND ASSUMPTIONS

Reserves and resources (notes 1.4 and 4)

The determination of reserves and resources is an estimation process that involves varying degrees of uncertainty depending on how the reserves and resources are classified. Reserves and resources could differ depending on significant changes in the factors or assumptions used in the estimation process. These factors could include:

■	changes in proved and probable gas reserves;
■	differences in pricing assumptions;
■	unforeseen operational issues; and
■	changes in capital, operating, processing and other costs, discount rates and foreign exchange rates.

The Group relies on independent sub-surface consultants in assessing the reserves and resources.

Impairment of non-financial assets (note 4)

In assessing impairment, Management estimates the recoverable amount of each asset or cash-generating unit (“CGU”) based on expected future cash flows and uses an interest rate to discount them. Estimation uncertainty relates to assumptions about reserves and resources, commodity prices, future operating and capital costs, interest rates, exchange rates, inflation rates and the determination of a suitable discount rate.

Reserves and resources – the Group relies on independent sub-surface consultants in assessing the reserves and resources which are used to determine projected cash flows.

Commodity prices, interest rates, inflation rates and exchange rates – these are benchmarked against external sources of information. Where existing sales contracts are in place, the effects of such contracts are considered in determining future cash flows.

Future operating and capital costs – operating costs and capital expenditure are based on financial budgets covering a three-year period. Cash flow projections beyond three years are based on the life-of-asset plan, as applicable, and internal management forecasts. Cost assumptions incorporate management experience and expectations.

Useful lives for property, plant and equipment and intangible assets (notes 1.3, 1.4 and 3)

In determining the useful life of items of property, plant and equipment, Management considers the expected usage of assets, expected physical wear and tear, legal or similar limits of assets and past experience of the Group with similar assets. Any change in management’s estimate of the useful lives of assets would impact the depreciation charge.

Provision for environmental rehabilitation (notes 1.10 and 17)

Management relies on environmental experts to assist with the determination of rehabilitation obligations. The determination of rehabilitation costs requires estimates and assumptions to be made around the relevant regulatory framework, the magnitude of the possible disturbance and the timing, extent and costs of the required closure and rehabilitation activities. Most of these rehabilitation and decommissioning events are expected to take place in the future and the current estimated requirements and costs that will have to be met when the restoration event occurs are inherently uncertain and could materially change over time.

In calculating the appropriate provision for the expected restoration, rehabilitation or decommissioning obligations, cost estimates of the future potential cash outflows based on current studies of the expected rehabilitation activities and timing thereof, are prepared.

9

As the actual future costs can differ from the estimates due to the changes in laws, regulations, technology, costs and timing, the provisions including the estimates and assumptions contained therein are reviewed annually by Management.

Taxation (notes 6 and 25)

Taxation of oil and gas companies is highly complex and the determination of the Group’s tax position involves an estimation of tax outcomes which include special allowances that would be available to the Group, amongst other factors. Where such outcomes are different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

Fair value measurement (notes 3, 4 and 32)

The assessment of fair value is principally used in accounting for impairment testing, the disclosure of fair values of certain financial instruments and the valuation of land. The Group Executive Committee oversees material assessments of fair values applicable to the Group’s financial instruments and non-financial assets.

Management uses various valuation techniques to determine the fair value of financial instruments (where active market quotes are not available) and non-financial assets. This involves developing estimates and assumptions consistent with how market participants would price the instrument. Management bases its assumptions on observable data as far as possible, but this is not always available. In that case, Management uses the best information available. Estimated fair values may vary from the actual prices that would be achieved in an arm’s length transaction at the reporting date.

1.3 PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is initially measured at cost including an estimate of the costs of decommissioning the asset. Cost includes all of the expenditure which is directly attributable to the acquisition or construction of the asset. For qualifying assets, costs includes capitalised borrowing costs (note 1.15).

Property, plant and equipment (excluding land which is carried under the revaluation model) is subsequently measured at cost less accumulated depreciation and accumulated impairment losses.

Expenditure incurred subsequently for major services, additions to or replacements of parts of property, plant and equipment is capitalised if it is probable that future economic benefits associated with the expenditure will flow to the Group and the cost can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognised when replaced. Day-to-day servicing costs are included in profit or loss during the year in which they are incurred.

Depreciation is charged to write off the cost of assets over their estimated useful lives, using the straight-line method. Each part of an item of property, plant and equipment with a cost that is significant in relation to the total cost of the item is depreciated separately. Assets under construction are not depreciated as they are not ready and available for the use as intended by Management. Leased assets are depreciated over the shorter of the asset’s useful life and the lease term. When a purchase option is included in the lease terms, the asset is depreciated over its estimated useful life.

Land is carried under the revaluation model and revalued with sufficient frequency to ensure that at any point in time the carrying amount still approximates fair value. A revaluation surplus is recorded in other comprehensive income or loss and credited to the revaluation reserve in equity. However, to the extent that it reverses a revaluation deficit of the same asset previously recognised in profit or loss, the increase is recognised in profit and loss. A revaluation deficit is recognised in the statement of profit or loss, except to the extent that it off-sets an existing surplus on the same asset recognised in the revaluation reserve. Upon disposal any revaluation surplus relating to the revalued land being sold is transferred to the accumulated loss.

10

The useful lives of items of property, plant and equipment have been assessed as follows:

ITEM	DEPRECIATION METHOD	USEFUL LIFE
Development asset	Units of production	Not applicable
Rehabilitation asset	Straight line	20 years
Furniture and fixtures	Straight line	6 years
IT equipment	Straight line	3 years
Assets under construction	Not applicable	Not applicable
Motor vehicles	Straight line	5 years
Office equipment	Straight line	6 years
Plant and machinery	Straight line	5 – 20 years
Office building	Straight line	10 years
Leasehold improvements – furniture and fixtures	Straight line	6 years
Leasehold improvements – office equipment	Straight line	6 years
Right-of-use asset – motor vehicles	Straight line	4 – 6 years
Right-of-use asset – head office building	Straight line	5.75 years
Land	Not depreciated	Not applicable

The residual value, useful life and depreciation method of each asset are reviewed at the end of each reporting year. If the expectations differ from previous estimates, the change is accounted for prospectively as a change in accounting estimate.

The depreciation charge for each year is recognised in profit or loss within cost of sales and other operating expenses.

Impairment tests are performed on property, plant and equipment when there is an indicator that they may be impaired. The impairment tests are performed as set out in note 1.5.

Fair value movements on the land are recognised, net of tax, in other comprehensive income or loss on the statement of comprehensive income (or loss) and accumulated in the revaluation reserve in the statement of changes in equity. The reserve balance will be transferred to the accumulated loss upon disposal of the land.

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected from its continued use or disposal.

1.4 INTANGIBLE ASSETS

Intangible assets are initially recognised at cost. Following initial recognition intangible assets are measured at cost less any accumulated amortisation and accumulated impairment losses.

Exploration and development costs

Expenditures incurred in the exploration and development of natural gas reserves are capitalised to intangible assets. Prior to capitalisation the Group assesses the degree to which the expenditures incurred in the exploration phase can be associated with finding natural gas.

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The amortisation period and the amortisation method for intangible assets is as follows and are reviewed annually:

ITEM	AMORTISATION METHOD
Exploration and development costs	Units of production

Amortisation of exploration and development costs will commence upon the start of production at which point they are transferred to property, plant and equipment (“PPE”) as development assets.

The impairment tests are performed as set out in note 1.5.

INTERNALLY GENERATED INTANGIBLE ASSETS

Expenditure on internally developed intangible assets is capitalised when the Group can demonstrate:

■	the technical feasibility of completing the intangible asset so that the asset will be available for use or sale;
■	its intention to complete, and its ability and intention to use or sell the asset;
■	how the asset will generate future economic benefits;
■	the availability of resources to complete the asset; and
■	the ability to measure reliably the expenditure during development.

Following initial recognition of the intangible asset, the asset is carried at cost less any accumulated amortisation and accumulated impairment losses. Amortisation of the asset begins when development is complete and the asset is available for use. It is amortised over the period of expected future benefit. Amortisation is recorded in other operating expenses within profit or loss. During the period of development, the asset is tested for impairment annually.

Development expenditure not satisfying the above criteria and expenditure on the research phase of internal projects are recognised in profit or loss as incurred.

The Group’s internally generated intangible assets include development costs attributable to Cryo-VaccTM and the Helium Token System.

1.5 IMPAIRMENT OF NON-FINANCIAL ASSETS

Non-financial assets are subject to impairment tests whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Where the carrying value of an asset exceeds its recoverable amount (i.e. the higher of value in use and fair value less costs to sell), the asset is written down accordingly.

12

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Future cash flows are based on detailed budgets and forecast calculations which generally cover a period of three years. For longer periods a long-term growth rate is calculated and applied to projected future cash flows after the third year. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used.

Where it is not possible to estimate the recoverable amount of an individual asset, the impairment test is carried out on the smallest group of assets to which it belongs for which there are separately identifiable cash flows: its CGUs.

Impairment charges are included in profit or loss within other operating expenses, except to the extent they reverse gains previously recognised in other comprehensive income or loss.

A previously recognised impairment charge is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment charge was recognised. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment charge been recognised for the asset in prior years. Such a reversal is recognised in profit or loss unless the asset is carried at a revalued amount, in which case the reversal is treated as a revaluation increase.

1.6 FINANCIAL INSTRUMENTS

Financial assets and financial liabilities are recognised on trade date when the Group becomes a party to the contractual provisions of the financial instrument.

Financial assets are derecognised when the contractual rights to the cash flows from the financial asset expire, or when the financial asset and substantially all the risks and rewards are transferred. A financial liability is derecognised when it is extinguished, discharged, cancelled or expires.

FINANCIAL ASSETS

Classification

The Group classifies its financial assets as financial assets at amortised cost. At 28 February 2025 and 29 February 2024 the Group did not have financial assets at fair value through profit or loss (“FVTPL”) or at fair value through other comprehensive income (“FVOCI”).

Financial assets at amortised cost

These assets arise principally from the provision of products to customers (e.g. trade receivables), but also incorporate other types of financial assets where the objective is to hold these assets in order to collect contractual cash flows and the contractual cash flows are solely payments of principal and interest. Except for those trade receivables measured at the transaction price in accordance with IFRS 15, all financial assets are initially measured at fair value adjusted for transaction costs (where applicable), that are directly attributable to their acquisition or issue, and are subsequently carried at amortised cost using the effective interest rate method, less an allowance for impairment.

The Group’s financial assets measured at amortised cost comprise trade and other receivables (note 9), restricted cash (note 7) and cash and cash equivalents (note 10) in the consolidated statement of financial position.

All income and expenses relating to financial assets that are recognised in profit or loss are presented within interest expense and interest income, except for the impairment of financial assets which is presented within other operating expenses.

Trade and other receivables

The Group’s trade receivables do not contain a significant financing component and are accounted for as outlined above.

Cash and cash equivalents

In the consolidated statement of financial position and the consolidated statement of cash flows, cash and cash equivalents include cash on hand and at banks, short-term deposits and other short-term highly liquid investments with original maturities of three months or less. The Group does not have overdraft facilities.

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Restricted cash

The Group has cash deposits in call accounts that have been ring-fenced. Access to such accounts is restricted and requires authorisation of third-party counterparties. These cash deposits consist of funds which will be used for environmental rehabilitation and the settlement of debt obligations (due within a six-month period at any given time) under the Finance Agreements with the US International Development Finance Corporation (“DFC”) and Industrial Development Corporation (“IDC”) (see note 14). This cash is not treated as cash and cash equivalents.

Impairment of financial assets

Trade receivables and finance lease receivables

The Directors of the Company estimate the loss allowance on trade receivables and finance lease receivables at the end of the reporting period at an amount equal to lifetime expected credit losses (“ECLs”) using the simplified approach as the lessees are also the Group’s only trade debtors. The expected loss rates are based on the payment profile for sales over the past 12 months as well as the corresponding historical credit losses during that period. The historical rates are then adjusted to reflect current and forwarding-looking factors affecting the customer’s ability to settle the amount outstanding. These factors are determined based on a review of LNG market prices and demand, and regular meetings held with customers which provide insights into their financial position and expected future operational performance. ECLs are recognised in profit or loss within other operating expenses. When a subsequent event causes the amount of impairment charge to decrease, the decrease in impairment charge is reversed through profit or loss.

On confirmation that the trade receivable or finance lease receivable will not be collectible, the gross carrying value of the trade receivable or finance lease receivable is written off against the associated allowance and if the associated allowance is not sufficient, the remaining trade receivable or finance lease receivable is written off in profit or loss within other operating expenses.

The Group provides 30-day credit terms to debtors and lessees. The Group monitors increases in credit risk associated with trade receivables and lease receivables by regularly reviewing the payment profile of each debtor and taking into account information acquired from regular engagement with customers. Payments by customers after 30 days but before 90 days signify an increase in credit risk; however, customers are not considered to be in default by the Group given the nature of its operations. Trade receivables and lease receivables are considered to be in default when they are 90 days past due, or if any other event has occurred that represents a serious threat to the going concern basis of the debtor.

A financial asset is credit impaired when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred, including but not limited to financial difficulty or default of payment. The Group will write off a financial asset when there is no reasonable expectation of recovering it after considering whether all means to recovery the asset have been exhausted, or the counterparty has been liquidated and the Group has assessed that no recovery is possible.

Other financial assets at amortised cost (cash and cash equivalents and restricted cash)

Impairment allowances for cash and cash equivalents, restricted cash and other receivables are recognised based on a forward-looking ECL model. The methodology used to determine the amount of the allowance is based on whether there has been a significant increase in credit risk since initial recognition of the financial asset. For those where the credit risk has not increased significantly since initial recognition of the financial asset, 12- month ECLs are recognised. For those for which credit risk has increased significantly, lifetime ECLs are recognised. For those that are determined to be credit impaired, lifetime ECLs are recognised.

14

The Group deposits cash with banks and financial institutions with high credit standing which are independently rated. An increase in credit risk would be determined with reference to downgrades in these credit ratings.

FINANCIAL LIABILITIES

Classification

The Group classifies its financial liabilities as at amortised cost. At 28 February 2025 and 29 February 2024 the Group did not have financial liabilities at FVTPL or derivative financial instruments.

Financial liabilities at amortised cost

The Group’s financial liabilities at amortised cost primarily arise from transactions with lenders and suppliers. The Group’s financial liabilities at amortised cost comprise borrowings (note 14) and trade and other payables (note 18).

Borrowings

Borrowings are initially recognised at fair value net of any transaction costs directly attributable to the issue of the instrument. Such interest-bearing liabilities are subsequently measured at amortised cost using the effective interest rate method, which ensures that any interest expense over the period to repayment is at a constant rate on the balance of the liability carried in the statement of financial position. All interest-related charges are reported in profit or loss within interest expense.

Interest-bearing borrowings are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities.

Trade and other payables

Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Trade payables and other short-term monetary liabilities are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method.

Derecognition of financial assets and liabilities

The Group derecognises a financial asset on trade date when the contractual rights to the cash flows from the asset expire or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. The Group derecognises financial liabilities when the Group’s obligations are discharged, cancelled or have expired.

On derecognition of a financial asset or financial liability in its entirety, the difference between the carrying amount of the financial asset or financial liability and the sum of the consideration received or receivable/paid or payable is recognised in profit or loss within other operating expenses or other operating income depending on whether a gain or loss is recognised.

The recovery of financial assets previously written off is recorded in other operating income in profit or loss.

15

1.7 SHARE-BASED PAYMENTS

Long-term employee benefits – Bonus Shares

The Group operates an equity-settled compensation plan where the Governance, Ethics, Transformation, Social and Compensation Committee (“GETSC”) makes an award of forfeitable shares to the Executive Directors, Prescribed Officers, Senior Management and general employees of the Group. These are referred to as Bonus Shares. This plan has no cash settlement alternatives. The number of Bonus Shares awarded depends on the individual’s annual bonus that has been deferred. The Bonus Shares vest after three years’ service from grant date. This is the only vesting condition pertaining to the Bonus Shares. The terms and conditions of the Bonus Shares, after vesting are the same as those traded publicly.

The fair value of the equity-settled instruments is measured by reference to the fair value of the equity instrument granted. Fair value is based on a 30-day volume weighted average (“VWAP”) market price of the equity-settled instrument granted. The grant date fair value of the equity-settled instruments is recognised as an employee benefit expense over the vesting period, with a corresponding increase in the share-based payment reserve.

The Bonus Shares grant the holder a right to acquire shares for no consideration.

Share options

ASX listing

As part of the ASX listing, Renergen granted share options to transaction advisers and an Australian Non-executive Director. The fair value was measured at grant date and spread over the period that the option holder was unconditionally entitled to the options, except when the service was completed at grant date in which case the expense was recognised immediately in profit or loss. The fair value of the options granted was measured using the Monte Carlo Method, taking into account the terms and conditions under which the options were granted. The amount recognised as an expense with a corresponding increase in equity was adjusted at each reporting date to reflect the actual number of share options that vest or were expected to vest. Where an option lapses (other than by forfeiture when vesting conditions are not satisfied) it is treated as if it had vested on the date it lapses and any expense not yet recognised for the option is recognised immediately.

The vesting of share options awarded to the Non-executive Director occurred annually after each year of completed service (over a four-year period). This was the only vesting condition attributable to these share options. The share options awarded to the Non-executive Director grant him the right to acquire shares at a specific price.

The share options awarded to the lead and corporate advisers vested on grant date. The share options awarded to the lead and corporate advisers granted them the right to acquire shares at a specific price.

Share Appreciation Rights Plan

The Group operates an equity-settled Share Appreciation Rights Plan (“SAR Plan”) where the GETSC makes a once-off award of forfeitable share options to the Executive Directors, Prescribed Officers, Senior Management and general employees of the Group who can influence the growth of the Group. The terms and conditions of the shares issued after vesting and after exercising the share options under the plan, are the same as those traded publicly.

The fair value of the share appreciation rights share options granted is measured using the Monte Carlo Method, taking into account the terms and conditions under which the options were granted. The grant date fair value of the share options is recognised as an employee benefit expense over the vesting period, with a corresponding increase in the share-based payment reserve.

Share options awarded under the SAR Plan will vest subject to the achievement of performance conditions which are predetermined and linked to the growth of Renergen’s share price, with participants having five years from the award date to achieve any or all performance conditions. For participants to be able to exercise their options, the share price will be required to achieve and sustain the target share price for a 30-day period. Both the vesting and exercise of the share options awarded under the plan are subject to continued employment of a participant.

The GETSC reviews the progress on the achievement of performance conditions on a monthly basis throughout the performance period.

16

1.8 TAX

Current tax assets and liabilities

Current tax for current and prior periods is, to the extent unpaid, recognised as a liability.

Current tax liabilities/(assets) for the current and prior periods are measured at the amount expected to be paid to/(recovered from) the tax authorities, using the tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax assets and liabilities

A deferred tax liability is recognised for all taxable temporary differences, except to the extent that the deferred tax liability arises from the initial recognition of an asset or liability in a transaction which, at the time of the transaction, affects neither accounting profit nor taxable profit/(tax loss) and is not part of a business combination or the initial recognition of goodwill.

A deferred tax asset is recognised for all deductible temporary differences to the extent that it is probable that taxable profit will be available against which the deductible temporary difference can be utilised. A deferred tax asset is not recognised when it arises from the initial recognition of an asset or liability in a transaction which, at the time of the transaction, affects neither accounting profit nor taxable profit/(tax loss) and is not part of a business combination.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Deductions applicable to oil and gas companies

The Tenth Schedule of the South African Income Tax Act permits special tax allowances for companies involved in the exploration of oil and gas. This incentivises companies to pursue oil and gas exploration and creates fiscal certainty for companies involved in oil and gas activities in South Africa. The Tenth Schedule provides a 200%/150% super tax deduction for capital expenditure incurred for exploration and post-exploration respectively, in terms of an oil and gas right, which can be applied against the taxable income of the Group to reduce its tax liability in the year in which the expenditure is incurred. These deductions also affect the tax bases of assets when determining the deferred tax of the Group.

Tax expenses

Current and deferred taxes are recognised as income or an expense and included in profit or loss for the period.

Current tax and deferred taxes are charged or credited to other comprehensive income or loss or equity if they relate to items that are credited or charged, in the same or a different period, to other comprehensive income or loss or equity.

1.9 LEASES

Group as lessor

The Group enters into lease agreements as a lessor whereby customers lease equipment and infrastructure required for the delivery, storage, utilisation and conversion of LNG to natural gas.

Leases for which the Group is a lessor are classified as finance or operating leases. Whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee, the contract is classified as a finance lease. All other leases are classified as operating leases.

17

Amounts due from lessees under finance leases are recognised as receivables in the statement of financial position at the amount of the Group’s net investment in the leases. At lease commencement date the Group therefore accounts for the finance lease as follows:

a) derecognises the carrying amount of the underlying leased asset/identified asset;

b) recognises the net investment in the lease; and

c) recognises, in profit or loss, any selling profit or loss.

The Group determines the lease commencement date to be the date on which it makes an underlying asset available for use by a lessee.

Subsequent to initial recognition, finance lease interest is allocated to accounting periods so as to reflect a constant periodic rate of return on the Group’s net investment outstanding in respect of the leases. Finance lease interest is calculated with reference to the gross carrying amount of the lease receivables, except for credit-impaired financial assets for which interest income is calculated with reference to their amortised cost (i.e. after a deduction of the loss allowance). Lease payments are determined in the lease contracts and are applied to reduce the lease receivable by the amounts paid.

Impairment considerations applicable to finance lease receivables are dealt with as outlined in note 1.6.

When a contract includes both lease and non-lease components, the Group applies IFRS 15 to allocate the consideration under the contract to each component.

1.10 PROVISIONS

The amount of a provision is the present value of Management’s best estimate of the expenditure expected to be required to settle the obligation. Provisions are not recognised for future operating losses.

Environmental Rehabilitation Provision

Long-term environmental obligations are based on the Group’s environmental management plans, in compliance with applicable environmental and regulatory requirements. The estimated costs of rehabilitation are reviewed annually and adjusted as appropriate for changes in legislation, technology or other circumstances. Cost estimates are not reduced by the potential proceeds from the sale of assets or from plant clean-up at closure. Changes in estimates are capitalised or reversed against the relevant asset to the extent that it meets the definition of dismantling and removing the item and restoring the site on which it is located. Costs that relate to an existing condition caused by past operations which do not have a future economic benefit are recognised immediately in profit or loss.

The Group is required by law to undertake rehabilitation work to address the environmental damage arising from its operations. Part of the cash required to settle the rehabilitation obligation is held in a cash investment account which is restricted (see note 7).

1.11 REVENUE FROM CONTRACTS WITH CUSTOMERS

The Group derives revenue from contracts with customers as defined in IFRS 15: Revenue from Contracts with Customers from the sale of LNG to two customers.

Revenue is recognised at a point in time when the performance obligations have been satisfied, which is once the product is delivered to the destination specified by the customer and the customer has signed for the delivery (proof of delivery).

There are no other performance obligations.

Revenue is measured at the fair value of the consideration received or receivable, after deducting value-added tax. The consideration received or receivable is allocated to the products based on their selling price per sale agreements and the volumes delivered. Volumes delivered are determined using a metering system. Each delivery is evidenced by a customer weighbridge ticket.

18

The Group recognises revenue only when it is probable that the Group will collect the consideration to which it will be entitled in exchange for the goods or services that will be transferred to the customer and when specific recognition criteria above have been met.

The recognition criteria above applies to all sales of LNG. All sales of LNG during the exploration phase are accounted for as revenue. The Group’s customers are afforded 30-day terms for sales of LNG.

The Group recognises contract liabilities for consideration received in respect of unsatisfied performance obligations and reports these amounts as other liabilities in its statement of financial position (see note 16).

A refund is provided to the customer if the LNG delivered is not in line with the agreed specifications. The Group will be responsible for decanting and refilling the storage tank with the correct specifications. Any claim in this regard must be lodged by the customer in writing within seven days after the date of delivery of the LNG.

1.12 COST OF SALES

Cost of sales comprise the costs of conversion which are costs directly related to the production of LNG. These costs include utilities, plant depreciation, fuel and lubricants, and employee costs.

1.13 TRANSLATION OF FOREIGN CURRENCIES

Functional and presentation currency

Items included in the consolidated financial statements for each of the Group entities are measured using the functional currency. The consolidated financial statements are presented in South African Rand which is the functional and presentation currency of the Company.

Transactions and balances

Foreign currency income and expenses are translated into the functional currency using the spot rate on transaction date and assets and liabilities are translated at the closing rate of the relevant month. Gains and losses resulting from the settlement of such transactions, and from the translation of monetary assets and liabilities denominated in foreign currencies at closing rates, are recognised in profit or loss, with the exception of exchange differences accounted for as part of borrowing costs as disclosed in note 1.15.

Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions.

1.14 SEGMENT INFORMATION

An operating segment is a component of the Group that engages in business activities which may earn revenues and incur expenses and whose operating results are regularly reviewed by the Group’s chief operating decision-maker (Group Executive Committee) to allocate resources and assess performance, and for which discrete financial information is available. Refer to note 5.

The Group’s operating segments and the business activities under each segment are disclosed in note 5.

19

Tetra4

Tetra4 explores for, produces and sells LNG to the South African market. It also commenced selling LHe subsequent to year-end.

Cryovation

Cryovation developed the groundbreaking Cryo-VaccTM technology, which enables the safe transportation of vaccines and biologics at extremely low temperatures without the need for electrical power. The Cryovation business model is undergoing refinement and further development with insights from experts from various fields with the intention of exploring several modifications that will improve the overall concept and operational performance to enhance its appeal for the more niche biologics and gene therapy market internationally. As at 28 February 2025 the Cryo-VaccTM technology remains in development and has not been brought into use.

1.15 BORROWING COSTS

Specific borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset are capitalised during the period of time that is required to complete and prepare the asset for its intended use. Qualifying assets are assets that necessarily take a substantial period of time to get ready for their intended use. The LNG and LHe plant is a qualifying asset in terms of IAS 23: Borrowing Costs.

Investment income earned on the Debt Service Reserve Account (see note 7), is deducted from the borrowing costs eligible for capitalisation.

Other borrowing costs are expensed in the period in which they are incurred.

The DFC and IDC loans (and in the prior year also the SBSA and AIRSOL debentures) were obtained specifically for the construction of the VGP. All the borrowing costs that would have otherwise been avoided had the construction not taken place are capitalised.

Exchange differences relating to the DFC loan are treated as borrowing costs to the extent that they are an adjustment to interest costs, in accordance with IAS 23: Borrowing Costs paragraph 6(e). This implies that foreign exchange differences are capitalised limited to the difference between the interest on the DFC loan and the interest had the loan been obtained in the functional currency of Tetra4. All other borrowing costs are expensed in profit or loss when they are incurred.

The Group presents repayments of interest on borrowings within financing activities in the statement of cash flows.

20

2. NEW STANDARDS AND INTERPRETATIONS

2.1 STANDARDS AND INTERPRETATIONS EFFECTIVE AND ADOPTED IN THE CURRENT YEAR

In the current year the Group has adopted the following standards and interpretations that are effective for the current financial year and that are relevant to its operations.

Classification of Liabilities as Current or Non-Current – Amendments to IAS 1

The amendments aim to promote consistency in applying the requirements by helping companies determine whether, in the statement of financial position, debt and other liabilities with an uncertain settlement date should be classified as current (due or potentially due to be settled within one year) or non-current.

The adoption of these amendments did not have a material impact on the classification of liabilities recorded by the Group.

2.2 STANDARDS AND INTERPRETATIONS NOT YET EFFECTIVE

Certain new standards, amendments and interpretations to existing standards have been published that are mandatory for the Group’s accounting periods beginning on or after 1 March 2025 or later periods but which the Group has not early adopted. These new standards, amendments and interpretations to existing standards are listed below. The Group is evaluating the impact of these standards, amendments and interpretations and will adopt the applicable standards on 1 March of each year that the standards, amendments and interpretations become effective.

Lack of Exchangeability – Amendments to IAS 21: The Effects of Changes in Foreign Exchange Rates (adoption date 1 March 2025)

The amendment specifies how an entity should assess whether a currency is exchangeable and how it should determine a spot exchange rate when exchangeability is lacking.

Classification and Measurement of Financial Instruments – Amendments to IFRS 9 and IFRS 7 (adoption date 1 March 2026)

The amendments address matters identified during the post-implementation review of the classification and measurement requirements of IFRS 9: Financial Instruments. Matters identified include derecognition of financial liabilities, classification of financial assets and disclosures.

Annual Improvements to IFRS Accounting Standards (adoption date 1 March 2026)

This cycle of annual improvements addresses the following:

■	Hedge Accounting by a First-time Adopter (Amendments to IFRS 1: First-time Adoption of International Financial Reporting Standards);
■	Disclosure of Deferred Difference between Fair Value and Transaction Price (Amendments to Guidance on implementing IFRS 7);
■	Gain or Loss on Derecognition (Amendments to IFRS 7);
■	Introduction and Credit Risk Disclosures (Amendments to Guidance on implementing IFRS 7);
■	Derecognition of Lease Liabilities (Amendments to IFRS 9);
■	Transaction Price (Amendments to IFRS 9);
■	Determination of a “De Facto Agent” (Amendments to IFRS 10); and
■	Cost Method (Amendments to IAS 7).

Presentation and Disclosure in Financial Statements– New accounting standard IFRS 18 (adoption date 1 March 2027)

The new standard sets out requirements for the presentation and disclosure of information in the financial statements. The standard will change the disclosure and layout of the Group’s statement of profit or loss, will require improved labelling as well as aggregation and disaggregation of information in the financial statements, and will require the disclosure of management-defined performance measures in the notes to the financial statements.

21

3. PROPERTY, PLANT AND EQUIPMENT

	2025			2024
Figures in Rand Thousands	Cost or valuation	Accumulated depreciation	Net book value	Cost or valuation	Accumulated depreciation	Net book value
Assets under construction	432594	–	432594	1284461	–	1284461
Development asset	321930	(4545)	317385	238962	(997)	237965
Rehabilitation asset	36909	(1986)	34923	–	–	–
Right-of-use asset –head office building	12684	(3305)	9 379	12684	(1101)	11583
Land – at revalued amount	3 600	–	3 600	3 600	–	3 600
Plant and machinery	1105820	(61637)	1044183	338216	(24446)	313770
Furniture and fixtures	1 582	(1147)	435	1 582	(982)	600
Motor vehicles	17124	(7586)	9 538	17224	(4458)	12766
Office equipment	287	(193)	94	287	(162)	125
IT equipment	1 187	(1132)	55	1 148	(986)	162
Right-of-use assets – motor vehicles	5 671	(4546)	1 125	5 671	(3475)	2 196
Office building	157594	(10258)	147336	2 065	(888)	1 177

Leasehold improvements
Office equipment	–	–	–	142	(142)	–
Furniture and fixtures	12124	(3398)	8 726	10321	(1594)	8 727
Total	2109106	(99733)	2009373	1916363	(39231)	1877132

RECONCILIATION OF PROPERTY, PLANT AND EQUIPMENT (“PPE”)

	2025
Figures in Rand Thousands	At 1 March 2024	Derecognition[1]	Transfers[2]	Additions	Depreciation	At 28 February 2025
Assets under construction	1284461	–	(960042)	108175	–	432594
Development asset[3]	237965	–	82968	–	(3548)	317385
Rehabilitation asset	–	–	36909	–	(1986)	34923
Right-of-use asset – head office building	11583	–	–	–	(2204)	9 379
Land – at revalued amount	3 600	–	–	–	–	3 600
Plant and machinery	313770	–	767604	–	(37191)	1044183
Furniture and fixtures	600	–	–	–	(165)	435
Motor vehicles	12766	(100)	–	–	(3128)	9 538
Office equipment	125	–	–	–	(31)	94
IT equipment	162	–	–	39	(146)	55
Right-of-use assets – motor vehicles	2 196	–	–	–	(1071)	1 125
Office building[4]	1 177	–	155529	–	(9370)	147336

Leasehold improvements
Furniture and fixtures	8 727	–	–	1 803	(1804)	8 726
Total	1877132	(100)	82968	110017	(60644)	2009373

1.	The Group sold a motor vehicle with a book value of R0.1 million for R0.2 million. The profit on derecognition of R0.1 million is disclosed in note 21.
2.

Plant and machinery and an office building totalling R923.1 million were brought into use during the year, resulting in transfers out of assets under construction to plant and machinery (R767.6 million) and the office building (R155.5 million). A rehabilitation asset totalling R36.9 million was also transferred for assets under construction during the year under review.

3.	Costs amounting to R83.0 million were transferred from exploration and development costs due to the commercial viability of the extraction of LNG being demonstrable (see note 4).
4.	Office building includes the plant office administration building, warehouse and other civil structures for Phase 1.

There were no additional costs recognised for environmental rehabilitation in the current year.

22

3. PROPERTY, PLANT AND EQUIPMENT continued

	2024
Figures in Rand Thousands	At 1 March 2023	Revaluation	Derecognition[1]	Environmental rehabilitation costs[2]	Transfers[3]	Additions	Depreciation	At 29 February 2024
Assets under construction	1342450	–	–	(3055)	(322062)	267128	–	1284461
Development asset[4]	–	–	–	–	238962	–	(997)	237965
Right-of-use asset – head office building	–	–	–	–	–	12684	(1101)	11583
Land – at revalued amount	3 473	127	–	–	–	–	–	3 600
Plant and machinery	9 660	–	–	–	315052	–	(10942)	313770
Furniture and fixtures	394	–	–	–	–	342	(136)	600
Motor vehicles	8 451	–	–	–	7 010	–	(2695)	12766
Office equipment	108	–	–	–	–	44	(27)	125
IT equipment	376	–	–	–	–	–	(214)	162
Right-of-use assets – motor vehicles	3 115	–	(915)	–	–	984	(988)	2 196
Office building	1 383	–	–	–	–	–	(206)	1 177

Leasehold improvements
Office equipment	2	–	–	–	–	–	(2)	–
Furniture and fixtures	2 336	–	–	–	–	7 257	(866)	8 727
Total	1371748	127	(915)	(3055)	238962	288439	(18174)	1877132

1.	The Group derecognised a leased motor vehicle with a book value of R0.9 million which was stolen during the year. The loss on derecognition of this leasing arrangement is reconciled in note 15.
2.	The reversal of rehabilitation costs is outlined in note 17.
3.

Plant and machinery and motor vehicles totalling R322.1 million were brought into use during the year, resulting in transfers out of assets under construction to plant and machinery (R315.1 million) and motor vehicles (R7.0 million).

4.	Costs amounting to R239.0 million were transferred from exploration and development costs due to the commercial viability of the extraction of LNG being demonstrable.

Pledge of assets

Tetra4 concluded finance agreements with the DFC on 20 August 2019 and the IDC on 17 December 2021 (see note 14). All physical assets are held as security for the debt under these agreements. Physical assets have a carrying amount of R1.6 billion as at 28 February 2025 (2024: prior year security comprised assets under construction and land totalling R1.3 billion), representing 100% (2024: 100%) of each of these asset categories.

Additions

Additions include foreign exchange differences attributable to the DFC loan and interest capitalised as part of borrowing costs in line with the Group’s policy. These costs and exchange differences were capitalised within assets under construction. In the prior year additions also included non-cash additions to right-of-use assets.

The Group’s capitalisation policy for borrowing costs is provided in note 1.15 and borrowings are disclosed in note 14. Borrowing costs amounting to R13.2 million (2024: R107.3 million) were capitalised to assets under construction, representing 19% (2024: 79%) of borrowing costs incurred during the year.

23

3. PROPERTY, PLANT AND EQUIPMENT continued

A reconciliation of additions to exclude the impact of capitalised borrowing costs (inclusive of foreign exchange differences) and non-cash additions to right-of-use assets is provided below:

Figures in Rand Thousands	Notes	2025	2024
Additions as shown above		110017	288439
Capitalised interest attributable to the DFC loan	28	(13512)	(32927)
Unrealised foreign exchange gains/(losses) attributable to the DFC loan	28	36704	(16548)
Capitalised interest attributable to the IDC loan	28	(9979)	(23398)
Capitalised interest attributable to the SBSA bridge loan	28	–	(30798)
Capitalised interest attributable to the AIRSOL debentures	28	–	(3648)
Net movement in accruals attributable to assets under construction	18	(17749)	54422
Non-cash additions to right-of-use assets		–	(13668)
Additions as reflected in the cash flow statement		105481	221874

Capital commitments

Capital commitments attributable to assets under construction are disclosed in note 29.

Revalued property

On 6 February 2024 the Group revalued its land on two farm properties in the Free State by R0.13 million (R0.11 million net of taxation). The properties were revalued to their market value by an independent valuer using the comparable sales method which relied on level 3 inputs as per the IFRS 13 requirements for determining fair value. The comparable sales method assumes that the market value of property should be the average of similar properties that have been sold in the area. The net gain on revaluation was recognised against the revaluation reserve (see note 26.1) during the prior year.

The significant unobservable input is the average price per hectare which was R8 810 at 6 February 2024. Significant increases/(decreases) in the estimated price per hectare in isolation would result in a significantly higher/(lower) fair value on a linear basis. A 10% increase/(decrease) in the average price per hectare would result in an increase/(decrease) in the fair value of the land by R0.4 million. The total land size is 408.5897 hectares. Management determined that the effect of changes in fair values between the last valuation date (6 February 2024) and 28 February 2025 was immaterial. This conclusion was reached based on a high-level assessment performed using information obtained from a Windeed search on prices of similar properties in the area.

If the land was stated on the historical cost basis, the net book value would be as follows:

Figures in Rand Thousands	2025	2024
Cost	2 777	2 777
Net book value	2 777	2 777

Land is not depreciated.

Leased assets

On 1 September 2023 Renergen concluded an agreement to lease the head office from its landlord under a 5.75-year lease. The lease will terminate on 31 May 2029. The lease is reflected on the statement of financial position as a right-of-use asset and a lease liability. The Group classifies its right-of-use assets in a consistent manner to its property, plant and equipment.

The lease generally imposes a restriction that, unless there is a contractual right for the Group to sublet the asset to another party, the right-of-use asset can only be used by the Group. The Group is prohibited from selling or pledging the underlying leased assets as security. The corresponding lease liabilities’ disclosures for the right-of-use assets are provided in note 15.

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4. INTANGIBLE ASSETS

	2025			2024
Figures in Rand Thousands	Cost	Accumulated amortisation	Net book value	Cost	Accumulated amortisation	Net book value
Acquired intangible assets
Exploration and development costs	–	–	–	56031	(32)	55999
Computer software	9 568	(5820)	3 748	9 568	(3907)	5 661

Internally developed intangible assets
Development costs – Cryo-VaccTM	17070	–	17070	17070	–	17070
Development costs – Helium Tokens System	3 482	–	3 482	3 482	–	3 482
Total	30120	(5820)	24300	86151	(3939)	82212

RECONCILIATION OF INTANGIBLE ASSETS

	2025
Figures in Rand Thousands	At 1 March 2024	Additions – separately acquired	Transfers[1]	Amortisation	At 28 February 2025
Exploration and development costs	55999	26969	(82968)	–	–
Computer software	5 661	–	–	(1913)	3 748
Development costs – Cryo-VaccTM	17070	–	–	–	17070
Development costs – Helium Tokens System	3 482	–	–	–	3 482
Total	82212	26969	(82968)	(1913)	24300

1.	Costs amounting to R83.0 million were transferred to property, plant and equipment due to the commercial viability of the extraction of LNG being demonstrable.

Figures in Rand Thousands	2024
	At 1 March 2023	Additions – separately acquired	Additions – internally developed	Transfers[1]	Amortisation	At 29 February 2024
Exploration and development costs	217427	77534	–	(238962)	–	55999
Computer software	5 274	2 921	–	–	(2534)	5 661
Development costs – Cryo-VaccTM	15666	–	1 404	–	–	17070
Development costs – Helium Tokens System	3 475	–	7	–	–	3 482
Total	241842	80455	1 411	(238962)	(2534)	82212

1.	Costs amounting to R239.0 million were transferred to property, plant and equipment due to the commercial viability of the extraction of LNG being demonstrable.

A reconciliation of additions to exclude the impact of accruals is provided below:

Figures in Rand Thousands	Note	2025	2024
Additions as shown above		26969	81866
Net movement in accruals	18	(327)	–
Additions as reflected in the cash flow statement		26642	81866

25

4. INTANGIBLE ASSETS CONTINUED

Exploration and development costs

These are costs incurred by Tetra4 in exploring for gas and carrying out related development activities pursuant to its exploration and production rights (reference 24/04/07PR) in the Free State Province, South Africa.

Exploration and development costs are transferred to PPE (as a development asset) as soon as the commercial viability of the extraction of LNG (or other gas) is demonstrable. Exploration and development costs are not amortised and the depreciation of development assets commences upon transfer to PPE. All exploration and development costs were transferred to PPE during the current financial year and there were no exploration and development cost as at 28 February 2025.

Impairment of exploration and development costs – 2024

A Reserve and Resource Evaluation Report (“Evaluation Report”) was completed as at 28 February 2023 by Sproule Incorporated (“Sproule”), an independent sub-surface consultancy based in Calgary, Canada (the report was completed and issued in August 2023). The evaluation was both an engineering and an economic update, based on technical and economic data supplied by Tetra4, and has an effective date of 28 February 2023. Material changes to this Evaluation Report compared to the last one completed in 2021 were reservoir category changes; updates to capital expenditure and operating costs, currency exchange rates, and methane and helium prices; and updates to the field development plan. The impairment assessment as at 29 February 2024 was based on the Evaluation Report (as at 28 February 2023) and Management did not obtain an updated Evaluation Report due to the available headroom.

The independent Reserve and Resource estimates and associated economics contained in the Evaluation Report were prepared in accordance with SEC rules and guidance as well as generally accepted geoscience and petroleum engineering and evaluation principles. Proved Plus Probable Helium and Methane Reserves (“2P Gas Reserves”) measured at 372.9 billion cubic feet (“BCF”) as at 28 February 2023 (2021: 420.5 BCF) with a net present value of R42.12 billion (2021: R31.0 billion).

The net present value above equates to the recoverable amount which was determined using value-in-use calculations where future estimated cash flows attributable to the 2P Gas Reserves were discounted at 10% (2021: 15%). In order to determine whether the Group’s exploration and evaluation assets were impaired as at 29 February 2024 the carrying amount of these assets of R56.0 million was compared to the recoverable amount of R42.12 billion which resulted in no impairment charge being recognised for the year. Management concluded that the impairment assessment was not sensitive to a change in the recoverable amount or other factors due to the significant headroom of R42.06 billion, being the difference between the carrying amount of exploration and evaluation assets of R56.0 million and their recoverable amount of R42.12 billion.

The recoverable amount of R42.12 billion was determined from value-in-use calculations based on cash flow projections from formally approved budgets covering a 15-year period from commencement of operations, which takes into account the life of the VGP. The key assumptions used included: (i) estimated future production based on 2P Gas Reserves accordingly probability weighted; (ii) hydrocarbon prices estimated to be reasonable using empirical data, current prices and prices used in making its exploration and development decisions; and (iii) future operating and development costs as estimated by Tetra4 and reviewed for reasonableness by Sproule.

Methane prices

A methane price of R357/MMbtu which was held constant over the life of the project (2021: R250/MMbtu which was escalated at the South African CPI of 3.2% per annum (as reported in the March 2021 StatsSA Statistical Survey) and was held constant once the initial price had doubled).

Helium prices

The initial helium price of R5 904/Mcf which was held constant over the life of the project (2021: R3 555/Mcf (US$237/Mcf) was escalated at the average US CPI of 2.4% per annum and was held constant once the initial price had doubled).

Discount rate

10% (2021: 15%). The discount rate was aligned with that used by other market participants in the USA where the Company intends to complete the Nasdaq IPO, previously prepared in accordance with the Society of Petroleum Engineers (“SPE”), Petroleum Resources Management System (“PRMS”) guidance.

Development costs – Cryo-VaccTM

These development costs comprise expenditure incurred during the internal development of Cryo-VaccTM vaccine storage units. No amortisation was recognised during the year as the storage units have not yet been brought into use. Development costs include costs that meet the criteria in note 1.4 and are directly attributable to the development of the storage units. At 28 February 2025 the development costs are not impaired based on an assessment performed by Management. No research and development costs were incurred during the year under review (2024: nil).

Development costs – Helium Tokens System

These development costs comprise expenditure incurred during the internal development of the helium tokens system. Once fully developed, these tokens will be traded and will allow holders to purchase helium from Tetra4. No amortisation was recognised during the year as the tokens system has not yet been brought into use. Development costs include costs that meet the criteria in note 1.4 and are directly attributable to the development of the tokens. At 28 February 2025 any impairment attributed to the helium tokens system would be immaterial (2024: immaterial).

26

5. SEGMENTAL ANALYSIS

The Group has identified reportable segments that are used by the Group Executive Committee (chief operating decision-maker) to make key operating decisions, allocate resources and assess performance. For management purposes the Group is organised and analysed as follows:

a) Corporate Head Office

Corporate Head Office is a segment where all investment decisions are made. Renergen is an investment holding company focused on investing in prospective green projects. Green projects entail pursuing knowledge and practices that can lead to more environmentally friendly and ecologically responsible decisions and lifestyles which can help protect the environment and sustain its natural resources for current and future generations.

b) Tetra4

Tetra4 explores for, produces and sells LNG and, subsequent to year-end, it also commenced selling LHe. It operates in the Gauteng Province, Free State Province and Mpumalanga Province in the town of Evander. Tetra4’s current customer base is in South Africa.

c) Cryovation

Cryovation developed the ground-breaking Cryo-VaccTM technology, which enables the safe transportation of vaccines and biologics at extremely low temperatures without the need for electrical power. The Cryovation business model is undergoing refinement and further development with insights from experts from various fields with the intention of exploring several modifications that will improve the overall concept and operational performance to enhance its appeal for the more niche biologics and gene-therapy market internationally.

d) Renergen US

Renergen US was incorporated on 16 August 2022 and assists with various fundraising and business development activities of the Group in the US market. Renergen US commenced operations in the prior year.

With the exception of Renergen US which carries out its operations in the United States of America (“USA”), all of the Group’s segments are in South Africa. Therefore no additional geographical information is provided. For the year under review all sales of the Group were made by Tetra4 to two South African customers (2024: three South African customers).

The analysis of reportable segments as at 28 February 2025 is set out below:

		2025
Figures in Rand Thousands	Notes	Corporate Head Office	Tetra4	Cryovation	Renergen US	Total	Eliminations	Consolidated
Revenue		–	52113	–	–	52113	–	52113
External	19	–	52113	–	–	52113	–	52113
Depreciation and amortisation	20,22	(4015)	(58542)	–	–	(62557)	–	(62557)
Share-based payment expenses	12	(2398)	(717)	–	–	(3115)	–	(3115)
Employee costs	22	(7065)	(19813)	–	(7397)	(34275)	6 786	(27489)
Consulting and advisory fees	22	(9642)	(3513)	(77)	(73)	(13305)	362	(12943)
Listing costs	22	(3184)	–	–	–	(3184)	–	(3184)
Computer and IT expenses	22	(1006)	(5609)	–	–	(6615)	913	(5702)
Legal and professional fees	22	(6063)	(4026)	–	–	(10089)	77	(10012)
Audit fees	22	(1341)	(862)	(50)	–	(2253)	191	(2062)
Security	22	–	(9990)	–	–	(9990)	–	(9990)
Selling and distribution expense	22	–	(10942)	–	–	(10942)	–	(10942)
Repairs and maintenance	22	(153)	(28928)	–	–	(29081)	3	(29078)
Insurance	22	–	(12257)	–	–	(12257)	–	(12257)
Management fees charged to Tetra4		32634	–	–	–	32634	(32634)	–
Management fees charged by Renergen US		(10950)	(22646)	–	–	(33596)	33596	–
Net foreign exchange gains/(losses)	22	2 701	(12558)	–	–	(9857)	–	(9857)
Interest income	23	982	9 802	–	–	10784	–	10784
Imputed interest	24	–	(6245)	–	–	(6245)	–	(6245)
Interest expense	24	(34804)	(40070)	–	–	(74874)	–	(74874)
Taxation	25	11244	39907	–	–	51151	–	51151
Loss for the year		(50268)	(196508)	(220)	260	(246736)	(192)	(246928)
Total assets		2023518	2280297	16824	4 405	4325044	(1975870)	2349174
Total liabilities		(342700)	(898888)	(5927)	(747)	(1248262)	13697	(1234565)

27

5. SEGMENTAL ANALYSIS CONTINUED

		2024
Figures in Rand Thousands	Notes	Corporate Head Office	Tetra4	Cryovation	Renergen US	Total	Eliminations	Consolidated
Revenue		–	28952	–	–	28952	–	28952
External	19	–	28952	–	–	28952	–	28952
Depreciation and amortisation	20,22	(1991)	(17978)	–	–	(19969)	–	(19969)
Share-based payment expenses	12	(6275)	(1767)	(32)	–	(8074)	–	(8074)
Employee costs	22	(5188)	(18954)	(835)	(704)	(25681)	–	(25681)
Consulting and advisory fees	22	(7692)	(3910)	(80)	(82)	(11764)	–	(11764)
Listing costs	22	(1979)	–	–	–	(1979)	–	(1979)
Computer and IT expenses	22	(291)	(5118)	(1)	–	(5410)	–	(5410)
Marketing and advertising	22	(3842)	(602)	–	(62)	(4506)	–	(4506)
Legal and professional fees	22	(1652)	(1982)	–	–	(3634)	–	(3634)
Audit fees	22	(1648)	(528)	(50)	–	(2226)		(2226)
Security	22	–	(7459)	–	–	(7459)	–	(7459)
Selling and distribution expense	22	–	(7910)	–	–	(7910)	–	(7910)
Repairs and maintenance	22	–	(17022)	–	–	(17022)	–	(17022)
Net foreign exchange losses	22	(2998)	(11732)	–	–	(14730)	–	(14730)
Interest income	23	1 817	9 074	–	–	10891	(38)	10853
Imputed interest	24	–	(5495)	–	–	(5495)	–	(5495)
Interest expense	24	(1088)	(16202)	–	–	(17290)	38	(17252)
Taxation	25	3 864	33335	–	–	37199	–	37199
Loss for the year		(36051)	(70997)	(1092)	(1652)	(109792)	–	(109792)
Total assets		2129216	2374343	16818	5 117	4525494	(1816367)	2709127
Total liabilities		(438246)	(951143)	(5704)	(1848)	(1396941)	8 917	(1388024)

The disaggregation of revenue by customer for the year ended 28 February 2025 is as follows:

■	Customer A: R51.1 million or 98.1% (2024: R26.3 million or 90.7%);
■	Customer B: R1.0 million or 1.9% (2024: R2.5 million or 8.6%); and
■	Customer C: Rnil (2024: R0.2 million or 0.7%).

Therefore R52.1 million or 100% (2024: R28.8 million or 99.3%) of the Group’s revenue depended on the sales of LNG to two customers. This revenue is reported under the Tetra4 operating segment.

Inter-segment balances are eliminated upon consolidation and are reflected in the “eliminations” column. There are no inter-segment revenues. The nature of the Group’s revenue and its disaggregation are provided in note 19.

28

6. DEFERRED TAX

	2025
Figures in Rand Thousands	At 1 March 2024	Recognised in profit or loss	At 28 February 2025	Deferred tax asset	Deferred tax liability
Property, plant and equipment	(305723)	(53261)	(358984)	–	(358984)
Intangible assets	2 089	(7109)	(5020)	–	(5020)
Lease liabilities	(117)	439	322	322	–
Finance lease receivables	(3029)	(1326)	(4355)	–	(4355)
Provisions	12989	(94)	12895	12895	–
Deferred revenue	4 251	(175)	4 076	4 076	–
S24c allowance (future expenditure)	(716)	–	(716)	–	(716)
Unutilised tax losses	380691	112677	493368	493368	–
Total	90435	51151	141586	510661	(369075)

	2024
Figures in Rand Thousands	At 1 March 2023	Recognised in profit or loss	At 29 February 2024	Deferred tax asset	Deferred tax liability
Property, plant and equipment	(186700)	(119023)	(305723)	–	(305723)
Intangible assets	(41473)	43562	2 089	2 089	–
Lease liabilities	(223)	106	(117)	–	(117)
Finance lease receivables	(1827)	(1202)	(3029)	–	(3029)
Provisions	12773	216	12989	12989	–
Deferred revenue	4 075	176	4 251	4 251	–
S24c allowance (future expenditure)	(716)	–	(716)	–	(716)
Unutilised tax losses	267327	113364	380691	380691	–
Total	53236	37199	90435	400020	(309585)

The losses incurred by the Group are mainly attributable to its subsidiary, Tetra4. Phase 1 of the plant is now operating but has not reached nameplate capacity, and Tetra4 is producing and selling LNG under long-term contracts. Tetra4 also commenced selling LHe in March 2025 following the commissioning of the helium facility during the year under review.

As at 28 February 2025 the Group recognised a deferred tax asset attributable to estimated tax losses totalling R1 827.3 million (2024: R1 410.0 million). These tax losses do not expire unless the tax entity concerned ceases to operate for a period longer than a year. The tax losses are available to be off-set against future taxable profits. For tax years ending on or after 31 March 2023 companies with assessed losses will be entitled to set off a maximum of 80% of their assessed losses (subject to a minimum of R1.0 million) against taxable income in a specific year. Tax losses for which no deferred tax asset was recognised as at 28 February 2025 totalled R696.0 million (2024: R529.9 million).

A Group net deferred taxation asset of R141.6 million (2024: R90.4 million) has been recognised as it is estimated that future profits will be available against which the assessed losses can be utilised based on the latest financial projections prepared by Management. The key assumption used is the Group reaching nameplate capacity in the next financial year. Once achieved, the Group will move into a profitable, self-sustaining position from the revenue generated from the sale of LNG and LHe that will be produced from future operations, and the leasing of storage and related infrastructure to customers under eight-year contracts which came into effect during the 2023 financial year. Expected future profits (based on forecasts to 2043) underpin the valuation of the exploration and development assets amounting to R42.12 billion (2024: R42.12 billion) (see note 4).

29

7. RESTRICTED CASH

Figures in Rand Thousands	2025	2024
Non-current
Environmental rehabilitation cash guarantee	15086	8 838
Eskom Holdings SOC Limited (“Eskom”) cash guarantee	7 993	8 405
	23079	17243

Current
DFC	29824	66969
IDC	19673	20331
Debt Service Reserve Accounts (“DSRAs”)	49497	87300
Total	72576	104543

Environmental rehabilitation cash guarantee

The Group has an obligation to manage the negative environmental impact associated with its operational activities in the Free State. In this regard, the Group has recognised a rehabilitation provision of R44.3 million (2024: R40.5 million) as disclosed in note 17. Cash totalling R15.1 million (2024: R8.8 million) is held in a restricted cash deposit account which has been ring-fenced for use towards the settlement of the environmental rehabilitation obligation. Tetra4 does not have access to this account due to restrictions on the use of the funds imposed by a third party. Interest earned on the cash deposit account is reinvested. This restricted cash has been classified as a non-current asset as the rehabilitation programme is not expected to commence in the next 12 months.

Eskom cash guarantee

The Eskom cash guarantee represents amounts held as security for the due payment of electricity accounts and as an early termination guarantee.

DSRAs

DFC

As part of the terms of the DFC finance agreement (see note 14) Tetra4 is required at any given date to reserve in a US-dollar-denominated bank account the sum of all payments of principal, interest and fees required to be made to the DFC within the next six months. Should Tetra4 default on any payments due and payable, the DFC reserves the right to fund the settlement of amounts due from this bank account. The bank account is restricted and all interest earned accrues to Tetra4. This interest is recorded in interest income on the statement of profit or loss and other comprehensive loss.

Refer to note 14 for the event of default relating to the DSRA requirements for the DFC loan.

IDC

Similar to the terms of the DFC finance agreement, Tetra4 is also required to reserve in a Rand-denominated bank account the sum of all payments of principal, interest and fees required to be made to the IDC within the next six months. Should Tetra4 default on any payments due and payable, the IDC reserves the right to fund the settlement of amounts due from this bank account. The bank account is restricted and all interest earned accrues to Tetra4. This interest is recorded in interest income on the statement of profit or loss and other comprehensive loss.

The DSRAs are held as security for the DFC and IDC loans (see note 14). Foreign exchange losses amounting to R2.8 million (2024: R2.3 million foreign exchange gains) were recognised during the year under review with respect to the DFC DSRA.

30

8. FINANCE LEASE RECEIVABLES

Figures in Rand Thousands	2025	2024
Finance lease receivables	43799	48948
Total	43799	48948

The classification of the above finance lease receivables between long-term and short-term is as follows:

Non-current
Finance lease receivables	37683	42979

Current
Finance lease receivables	6 116	5 969
Total	43799	48948

Finance lease arrangements

During the 2023 financial year Tetra4 entered into finance leasing arrangements, as a lessor, with two customers for certain equipment and infrastructure required for the delivery, storage, utilisation and conversion of LNG to natural gas. The average term of finance leases entered into is eight years. Generally, these lease contracts provide for the transfer of the ownership of the leased assets to the lessees upon the fulfilment of contract provisions, including but not limited to the settlement of all amounts due to Tetra4 under the lease contracts. Tetra4’s finance lease arrangements do not include variable payments or lease modifications. The average effective interest rate contracted approximates 9.2% per annum.

The Directors of the Company estimate the loss allowance on finance lease receivables at the end of the reporting period at an amount equal to lifetime ECLs using the simplified approach as the lessees are also the Group’s only trade debtors (see note 1.6). None of the finance lease receivables at the end of the reporting period are considered to be impaired (2024: nil) given that there are no historical loss events and that the most recent assessment of market conditions (LNG prices and demand factors) and engagement with customers did not indicate any anticipated future events which could impact the settlement of amounts owed. Accordingly, any ECL allowance recognised would not be material.

The maturity analysis of finance lease receivables including the undiscounted lease payments to be received is as follows:

Figures in Rand Thousands	2025	2024
Amounts receivable under finance leases:
Year 1	10300	11241
Year 2	10300	10376
Year 3	10300	10376
Year 4	10300	10376
Year 5	10300	10376
Year 6 onwards	7 723	17293
Total undiscounted lease payments receivable	59223	70038
Less: unearned interest income	(15424)	(21090)
Net investment in the lease	43799	48948

Undiscounted lease payments analysed as:
Recoverable after 12 months	48923	58797
Recoverable within 12 months	10300	11241
	59223	70038

Net investment in the lease analysed as:
Recoverable after 12 months	37683	42979
Recoverable within 12 months	6 116	5 969
	43799	48948

31

8. FINANCE LEASE RECEIVABLES continued

The movements in finance lease receivables were as follows:

	2025
Figures in Rand Thousands	At 1 March 2024	Interest income	Repayments – capital	Repayments – interest	At 28 February 2025
Finance lease receivables	48948	5 210	(5149)	(5210)	43799
Total	48948	5 210	(5149)	(5210)	43799

	2024
Figures in Rand Thousands	At 1 March 2023	Lease remeasure- ment	Interest income	Repayments – capital	Repayments – interest	At 29 February 2024
Finance lease receivables	54559	(11)	5 746	(5600)	(5746)	48948
Total	54559	(11)	5 746	(5600)	(5746)	48948

  The following table presents the amounts included in profit or loss:

Figures in Rand Thousands	Notes	2025	2024
Loss on remeasurement of finance lease receivables	22	–	(11)
Interest income – finance lease receivables	23	5 210	5 746
Total		5 210	5 735

32

9. TRADE AND OTHER RECEIVABLES

Figures in Rand Thousands	2025	2024
Financial instruments
Trade receivables[1]	8 438	1 941
	8 438	1 941

Non-financial instruments
Value-added taxation	1 904	13759
Deposits	2 142	2 523
Prepayments[2]	13541	14486
	17587	30768
Total trade and other receivables	26025	32709

1.	The increase in trade receivables is attributable due to the overall increase in LNG sales during the year which impacted trade receivables that were outstanding at year-end.
2.	Prepayments include advance payments for property damage and business interruption insurance for the LNG plant.

Trade receivables are generally on 30-day terms and are not interest-bearing.

CATEGORISATION OF TRADE AND OTHER RECEIVABLES

Trade and other receivables are categorised as follows in accordance with IFRS 9: Financial Instruments.

Figures in Rand Thousands	2025	2024
At amortised cost	8 438	1 941
Non-financial instruments	17587	30768
Total	26025	32709

The Group applies a simplified approach of recognising lifetime ECLs for trade receivables as these items do not have a significant financing component (see note 1.6). None of the trade receivables at the end of the reporting period are considered to be impaired (2024: nil) given that there are no historical loss events and that the most recent engagement with customers did not indicate any anticipated future events which could impact the settlement of amounts owed. Management has also taken into account the short period exposed to credit risk in making the ECL assessment. Trade receivables due as at 28 February 2025 were settled in March 2025.

The carrying values of the Group’s trade and other receivables are denominated in the following currencies:

Figures in Rand Thousands	2025	2024
Euros	2 901	–
South African Rands	23124	32709
Total	26025	32709

For purposes of the cash flow statement the movement in trade and other receivables comprises:

Figures in Rand Thousands	2025	2024
Trade and other receivables at the beginning of the year	32709	31657
Effect of creditors with debit balances	2 901	(5043)
Trade and other receivables at the end of the year	(26025)	(32709)
Movement in trade and other receivables as per the cash flow statement	9 585	(6095)

33

10. CASH AND CASH EQUIVALENTS

Figures in Rand Thousands	2025	2024
Cash and cash equivalents consist of:
Cash at banks and on hand	11152	24711
Short-term deposits	17165	446364
Total	28317	471075

Cash at banks earns interest at floating rates. Short-term deposits are made for varying periods (less than three months) depending on the immediate cash requirements of the Group, and earn interest at the respective short-term deposit rates. The Group’s cash and cash equivalents are primarily denominated in South African Rands. The amounts denominated in Australian Dollars at 28 February 2025 are immaterial (2024: R0.3 million). The amounts denominated in US Dollars at 28 February 2025 are immaterial (2024: immaterial). The Group banks with financial institutions with a ba2 Moody’s standalone credit rating.

34

11. STATED CAPITAL

Figures in Thousands	2025	2024
Authorised
500 000 000 no par value shares (number)	500000	500000

Reconciliation of number of shares issued
Balance at 1 March	147529	144748
Issue of shares – ordinary shares issued for cash	7 376	2 580
Issue of shares – share incentive scheme, non-cash	142	201
Balance at 28/29 February	155047	147529

Figures in Rand Thousands	2025	2024
Reconciliation of stated capital
Balance at 1 March	1170059	1134750
Issue of shares	42558	35309
Issue of shares – ordinary shares issued for cash	39316	32581
Issue of shares – share incentive scheme, non-cash	3 242	2 728
Share issue costs[1]	(2315)	–
Balance at 28/29 February	1210302	1170059

1.	Share issue costs for the year were unpaid as at 28 February 2025.

Shares issued for cash comprise:

Nature	Date	Number of shares issued ’000	Issue price Rand	Value of shares issued R’000[1]
2025
Issue of shares on the Johannesburg Stock Exchange	28 January 2025	7 376	5.33	39 316
Total		7 376		39 316

2024
Issue of shares on the Johannesburg Stock Exchange	17 May 2023	545	18.30	10 000
Exercise of options[2]	Various	2 035	11.10	22 581
Total		2 580		32 581

1.	The value of shares issued is impacted by rounding.
2.

Shares were issued to numerous parties consisting of existing and new domestic and international institutions and investors. Issue price represents the average exercise price of the options exercised during the year.

35

12. EQUITY-SETTLED SHARE-BASED PAYMENTS

EMPLOYEE BONUS SHARE SCHEME

Shares were granted to Executive Directors, Senior Management and general employees of the Group on the dates specified below pursuant to the Bonus Share Scheme approved by shareholders in September 2017. All shares vest after three years of employment with the Group and there are no other vesting conditions. Shares granted to participants which have not yet vested lapse if the Director or employee leaves the Group. Vesting dates for shares issued under the Bonus Share Scheme are as follows:

Grant date	Vesting date
1 March 2020	1 March 2023
1 July 2021	1 July 2024
1 March 2022	1 March 2025

The fair value per share on grant date relates to the 30-day volume weighted average price (“VWAP”) per share on the JSE on the grant date.

Reconciliation of shares granted to date:

	2025			2024
	Number of shares granted ’000	Fair value per share at grant date Rand[1]	Value of shares at grant date R’000	Number of shares granted ’000	Fair value per share at grant date Rand[1]	Value of shares at grant date R’000
Balance at the beginning of the year	268		7 973	470		10701
Vested shares for the year	(141)	22.78	(3242)	(202)	13.55	(2728)
Executive Directors	(106)	22.78	(2425)	(160)	13.55	(2161)
Senior Management	(11)	22.78	(260)	(26)	13.55	(356)
General employees	(24)	22.78	(557)	(16)	13.55	(211)
Balance at the end of the year[2]	127		4 731	268		7 973

1.	Numbers presented are impacted by rounding.
2.	Forfeitures, awards granted and weighted average exercise price are all nil (2024: nil).

36

12. EQUITY-SETTLED SHARE-BASED PAYMENTS continued

ASX listing

Renergen granted share options to its ASX lead adviser, corporate adviser and Non-executive Director pursuant to the ASX IPO on 6 June 2019.

On 6 June 2019, 1.0 million share options with a strike price of AUD0.96 per option were granted to Dr David King, a Non-executive Director. A quarter (250 000) of these share options vested annually after every year of completed service. These share options lapsed on 26 July 2024.

On 6 June 2019, 3.4 million share options with a strike price of AUD0.96 per option and 1.7 million share options with a strike price of AUD0.80 per option were granted to the lead and corporate advisers. These share options vested on the grant date.

No share options were exercised during the year. In the prior year the ASX lead adviser and corporate adviser exercised 1.2 million share options (at AUD0.96 or an average of R11.83) and 0.8 million share options (at AUD0.80 or an average of R10.03), respectively. These movements are summarised in the table below.

Reconciliation of share options granted to date to the ASX lead adviser, corporate adviser and Non-executive Director:

	2025				2024
	Number of share options granted ’000	Fair value per share option at grant date Rand	Value of share options R’000	Weighted average exercise price Rand[1]	Number of shares awarded ’000	Fair value per share option at grant date Rand	Value of shares R’000	Weighted average exercise price Rand[1]
Balance at 1 March	1 000		209	12.04	3 035		2 829	11.36
Exercised during the year[2]	–		–	–	(2035)		(2620)	11.08
ASX lead adviser	–	–	–	–	(1190)	1.03	(1226)	11.83
Corporate adviser	–	–	–	–	(845)	1.65	(1394)	10.03
Lapsed during the year	(1000)		(209)	12.04	–		–	–
Non-executive Director	(1000)	0.21	(209)	12.04	–		–	–
Balance outstanding at 28/29 February	–		–	–	1 000		209	12.04
Exercisable at 28/29 February	–		–	–	1 000		209	12.04

1.

Exercise prices are denominated in Australian Dollars and have been translated into South African Rand at the prevailing exchange rate at each year-end date or on the date that the share options were exercised.

2.	Refer to note 11 for shares issued for cash during the year.

The fair value at grant date of all share options awarded was determined using the Monte Carlo Method.

Share options outstanding at the end of the year have the following expiry dates and exercise prices:

			Exercise price		Number of share options
	Grant date	Expiry date	2025 Rand1	2024 Rand1	2025 ’000	2024 ’000
Non-executive Director	6 June 2019	26 July 2024	–	12.04	–	1 000
Total					–	1 000

1.	Exercise prices are denominated in Australian Dollars and have been translated into South African Rand at the prevailing exchange rate at each year-end date.

37

12. EQUITY-SETTLED SHARE-BASED PAYMENTS continued

Equity-settled Share Appreciation Rights Plan (“SAR Plan”)

The share options below were granted pursuant to the SAR Plan approved by shareholders in July 2021 (see note 1.7). Awards will be subject to the fulfilment of both predetermined performance conditions and continued employment. The share options are categorised into tiers, each of which will be linked to separate performance conditions and performance periods as follows:

Tier	Award price Rand	Performance period Years	Share price performance condition which must be achieved Rand	Share price percentage growth from award date[1]	Estimated market cap at achievement of share price performance hurdle Rand[2]
1	37.50	2	75	231%	8813105025
2	50.00	3	100	341%	11750806700
3	62.50	4	125	452%	14688508375
4	75.00	5	150	562%	17626210050

1.	Calculated on a 30-day VWAP as at 31 May 2021 (R22.65).
2.	Calculated as share price which must be achieved multiplied by the number of shares in issue at the time the SAR Plan was adopted (117 508 067 shares).

All awards are subject to malus and clawback, meaning unvested awards can be reduced or cancelled (by application of malus) and exercised and settled awards can be recouped (by application of clawback), should a trigger event occur during the holding period. The trigger events include but are not limited to:

■	a material misstatement of the financial results resulting in an adjustment in the audited consolidated accounts of the Company or the audited accounts of any member of the Group;

■	the fact that any information used to determine the quantum of an incentive was based on error or inaccurate or misleading information;

■	action or conduct of a participant which, in the reasonable opinion of the Board, amounts to serious misconduct or gross negligence; or

■

events or behaviour of a participant, or the existence of events attributable to a participant, which led to the censure of the Company or a member of the Group by a regulatory authority or have had a significant detrimental impact on the reputation of the Company.

There were no new SAR Plan awards during the year under review. In the prior year 0.9 million additional share options were awarded to Senior Management and general employees, 1.0 million share options lapsed upon termination of employment of participants and 0.9 million share options lapsed upon expiry date for Executive Directors and select Senior Management. On 18 December 2023, 2.2 million share options previously granted to Senior Management and general employees were reissued to more closely align to the Phase 2-scheduled turn-on date.

Reconciliation of share options granted to date under the SAR Plan:

	2025				2024
	Number of share options granted ’000	Fair value per share option at grant date Rand	Value of share options R’000	Weighted average exercise price Rand	Number of shares awarded ’000	Fair value per share option at grant date Rand	Value of shares R’000	Weighted average exercise price Rand
Balance at 1 March	9 488		12127	1.02	10554		16231	61.29
Granted during the year
Executives, Senior Management and general employees	–		–	–	904		1 892	56.25
Tier 1	–	–	–	–	226	4.64	1 050	37.50
Tier 2	–	–	–	–	226	2.20	498	50.00
Tier 3	–	–	–	–	226	1.14	258	62.50
Tier 4	–	–	–	–	226	0.38	86	75.00

Lapsed during the year
Executives, Senior Management and general employees	(1795)		(3779)	51.73	(1970)		(5996)	49.77
Tier 1	(45)	4.64	(209)	37.50	(1094)	4.64	(5074)	37.50
Tier 2	(1563)	2.20	(3439)	50.00	(194)	2.20	(427)	50.00
Tier 3	(80)	1.14	(91)	62.50	(309)	1.14	(353)	62.50
Tier 4	(107)	0.38	(40)	75.00	(373)	0.38	(142)	75.00
Total shares awarded to date	7 693		8 348	–	9 488		12127	1.02
Exercisable at 28/29 February	–		–	–	–		–	–

38

12. EQUITY-SETTLED SHARE-BASED PAYMENTS continued

The fair value at grant date of all share options awarded was determined using the Monte Carlo Method. The significant inputs into the model are provided below:

		Tier 1	Tier 2	Tier 3	Tier 4
Spot price	(Rand)	30.14	30.14	30.14	30.14
Volatility	(%)	52.6	39.5	32.9	26.3
Risk-free rate	(%)	5	5	5	5
Option life	(Years)	2	3	4	5
Strike price	(Rand)	37.50	50.00	62.50	75.00
Dividend yield	(%)	0	0	0	0

 Share options outstanding at the end of the year have the following expiry dates and exercise prices:

			Exercise price		Number of share options
	Grant date	Expiry date	2025 Rand	2024 Rand	2025 ’000	2024 ’000
Tier 2	17 Dec 2021	17 Dec 2024	50.00	50.00	–	1 350
Tier 3	17 Dec 2021	17 Dec 2025	62.50	62.50	1 836	1 836
Tier 4	17 Dec 2021	17 Dec 2026	75.00	75.00	2 322	2 322
Tier 2	1 Mar 2022 – Feb 2023	17 Dec 2024	50.00	50.00	–	150
Tier 3	1 Mar 2022 – Feb 2023	17 Dec 2025	62.50	62.50	250	250
Tier 4	1 Mar 2022 – Feb 2023	17 Dec 2026	75.00	75.00	400	400
Tier 1	18 Dec 2023	17 Dec 2025	37.50	37.50	489	534
Tier 2	18 Dec 2023	17 Dec 2026	50.00	50.00	623	686
Tier 3	18 Dec 2023	17 Dec 2027	62.50	62.50	819	899
Tier 4	18 Dec 2023	17 Dec 2028	75.00	75.00	954	1 061
Total					7 693	9 488

RECONCILIATION OF SHARE-BASED PAYMENTS RESERVE

Figures in Rand Thousands	2025	2024
Balance at the beginning of the year	26445	21099

Bonus share scheme – share-based payments expense for Renergen participants charged to profit or loss[1]	1 456	757
Executive Directors	1 302	621
Senior Management	134	88
General employees	20	48

Bonus share scheme – share-based payments expense for Tetra4 participants[1]	450	1 767
Executive Directors	–	1 262
Senior Management	92	47
General employees	358	458

SAR Plan[1]	1 209	5 550
Renergen	943	4 297
Tetra4	266	1 221
Cryovation	–	32

Shares which lapsed during the year[1]	–	–
Vested shares issued during the year	(3242)	(2728)
Balance at the end of the year	26318	26445

1.	Total share-based payments expenses amount to R3 115 000 for the year (2024: R8 074 000).

39

13.1 SUBSIDIARIES

		Country of	Principal place of	% Holding		Carrying amount in the separate financial statements of the Company
Figures in Rand Thousands	Notes	registration	business	2025	2024	2025	2024
Tetra4		South Africa	South Africa	94.5%	94.5%	1944785	1790068
Balance at 1 March						1790068	630006
Conversion of loan to equity						–	1412705
Disposal of 2.85% interest						–	(285000)
Purchase of Tetra4 shares[1]						154000	–
Equity contribution relating to share-based payments	12					717	1 767
Other equity contribution[2]						–	30590
Cryovation		South Africa	South Africa	100%	100%	12382	12382
Balance at 1 March						12382	12350
Equity contribution relating to share-based payments	12					–	32
Renergen US		USA	USA	100%	100%	5 000	5 000
Balance at 1 March						5 000	–
Equity contribution relating to initial investment						–	5 000
Total						1962167	1807450

1.

On 31 August 2024, 21 October 2024 and 29 January 2025 Renergen subscribed a total of 13 216 additional Tetra4 ordinary shares for a total cash consideration of R154.0 million. According to the Subscription and Shareholders’ Agreement between MGE and Tetra4, the shareholding percentage in Tetra4 will remain unchanged until 31 December 2025. As such, Renergen’s ownership interest in Tetra4 remains at 94.5%.

2.

Prior year other equity contribution refers to capitalised interest totalling R15.7 million and expenses recharged to Tetra4 totalling R14.9 million. Previously these transactions were allocated to the Tetra4 loan account. Due to the conversion of the Tetra4 loan to equity the transactions were allocated to the investment account.

The other equity contribution attributable to Tetra4 is comprised of the following:

Figures in Rand Thousands	2025	2024
Interest treated as an equity contribution in Tetra4	–	15679
Expenses paid on behalf of Tetra4[3]	–	14911
Total	–	30590

3.	Expenses paid on behalf of Tetra4 mainly comprised employee costs, advisory costs and legal costs.

The Company’s interests in subsidiaries are outlined in the table above and the proportion of ownership interest held equals the voting rights held by the Company. A description of the Cryovation, Renergen US and Tetra4 operations is provided in note 5.

Renergen has two share schemes under which its shares are granted to Executives, Senior Management and other employees who can influence the growth of the Group – the Bonus Share Scheme implemented in 2017 and the SAR Plan implemented in December 2021 pursuant to approvals obtained from shareholders. This note should be read together with note 12.

All entities within the Group are consolidated. There are no unconsolidated structured entities.

40

13.2 NON-CONTROLLING INTEREST

Tetra4, a 94.5%-owned subsidiary of the Company, has a material NCI. Tetra4 is the only subsidiary of the Company with a NCI.

On 27 February 2024 the Company disposed of a 2.85% interest in Tetra4 to Mahlako Gas Energy (“MGE”). The fair value of the consideration received was R285.0 million. On the same day MGE acquired a further 2.65% interest in Tetra4 by subscribing for shares in Tetra4 for R265.0 million (fair value of consideration). The carrying amount of Tetra4’s net assets on 27 February 2024 was R1 399.4 million. The net assets attributable to a 5.5% interest on that date amounted to R77.0 million. Accordingly, the Group recognised an increase in NCI of R77.0 million and an increase in equity attributable to equity holders of Renergen amounting to R473.0 million in that year.

On 31 August 2024, 21 October 2024 and 29 January 2025 Renergen subscribed a total of 13 216 additional Tetra4 ordinary shares for a total cash consideration of R154.0 million. According to the Subscription and Shareholders Agreement between MGE and Tetra4, the shareholding percentage in Tetra4 will remain unchanged until 31 December 2025. As such, NCI’s ownership interest in Tetra4 remains at 5.5%, resulting in an increase in NCI.

Tetra4’s summarised financial information, before intra-group eliminations, is presented below together with amounts attributable to NCI.

Figures in Rand Thousands	2025	2024
Summarised statement of profit or loss and other comprehensive loss (100%)
Revenue	52113	28952
Costs of sales	(80173)	(18885)
Gross (loss)/profit	(28060)	10067
Other operating income	227	9 778
Share-based payments expense	(717)	(1767)
Other operating expenses	(171352)	(109787)
Operating loss	(199902)	(91709)
Interest income	9 802	9 074
Interest expense and imputed interest	(46315)	(21697)
Taxation	39907	33335
Loss for the year	(196508)	(70997)
Other comprehensive income for the year	–	110
Total comprehensive loss for the year	(196508)	(70887)

Summarised statement of financial position (100%)
Non-current assets	2181907	2064920
Current assets	98390	309423
Non-current liabilities	(113235)	(805632)
Current liabilities	(785653)	(145511)

Summarised cash flows (100%)
Cash flows used in operating activities	(100105)	(14560)
Cash flows used in investing activities	(99936)	(307633)
Cash flows generated from financing activities	29249	470219
Net (decrease)/increase in cash and cash equivalents	(170792)	148026

Tetra4 did not declare a dividend during the year under review (2024: Rnil). Tetra4’s operations are included under the Tetra4 segment (see note 5).

The comprehensive loss attributed to the NCI is outlined below:

	2025				2024
Figures in Rand Thousands	NCI in subsidiary	Total comprehensive loss allocated to NCI	NCI share of equity contribution	Accumulated NCI	NCI in subsidiary	Total comprehensive income allocated to NCI	Accumulated NCI
Tetra4	5.5%	10808	(9,329)	75977	5.5%	(487)	77456

41

14. BORROWINGS

Figures in Rand Thousands	2025	2024
Held at amortised cost
Molopo Energy Limited (“Molopo”)	53205	46960
DFC	546393	624181
IDC	160590	173437
SBSA	169159	333798
AIRSOL	137595	57753
Total	1066942	1236129

The classification of the above borrowings between long term and short term is as follows:

Non-current
Molopo	53205	46960
DFC	–	540957
IDC	–	160742
	53205	748659

Current
DFC	546393	83224
IDC	160590	12695
SBSA	169159	333798
AIRSOL	137595	57753
	1013737	487470
Total	1066942	1236129

Movements in the Group’s borrowings are analysed in note 28.

Molopo

Tetra4 entered into a R50.0 million loan agreement with Molopo on 11 April 2014. The loan term was for a period of 10 financial years and six months commencing on 1 July 2014 (repayable on 31 August 2024). During this period the loan was unsecured and is interest free. The loan was discounted on initial recognition and the unwinding of the discount applied on initial recognition was recognised in borrowing costs as imputed interest.

As the loan was not repaid on 31 August 2024 it now accrues interest at the prime lending rate plus 2% (13.00% on 28 February 2025). The loan can only be repaid when Tetra4 declares a dividend and utilises a maximum of 36% of the distributable profits in order to pay the dividend. It is not expected that the loan or interest will be repaid in the next 12 months given the unavailability of distributable profits based on Tetra4’s most recent forecasts. As such, the loan is classified as long term. The loan accrued interest amounting to R6.2 million for the year (at an average rate of 13.33%) (2024: R4.0 million (at an average rate of 12.75%)). The Molopo loan outstanding on 28 February 2025 amounted to R53.2 million (2024: R47.0 million).

On 14 November 2024 Molopo initiated legal proceedings against Tetra4 in the High Court of South Africa, Gauteng Local Division, Johannesburg, by issuing a summons alleging a breach of contract when Renergen sold the 5.5% stake in Tetra4 to MGE. The claim pertains to a written loan agreement concluded between Molopo, as the lender, and Tetra4, as the borrower, on or about 11 April 2014. As a consequence, Molopo has purported to cancel the loan agreement, which cancellation is disputed by Tetra4 on the basis that the investment by MGE did not constitute a payment by Tetra4 to its parent in the sale. According to the Lead Times Bulletin for the High Court in Gauteng the soonest hearing date is estimated to only take place in four years and nine months, hence the loan continues to be classified as non-current.

DFC

Tetra4 entered into a US$40.0 million finance agreement with the DFC on 20 August 2019 (“Facility Agreement”). The first drawdown of US$20.0 million took place in September 2019, the second drawdown of US$12.5 million in June 2020 and the final drawdown of US$7.5 million on 28 September 2021. Tetra4 shall repay the loan in equal quarterly instalments of US$1.08 million (R19.9 million using the rate at 28 February 2025) on each payment date which began on 1 August 2022 and will end on 15 August 2031. The loan is secured by a pledge of the Group’s assets under construction, land and the DSRA disclosed in notes 3 and 7.

Interest

The first drawdown of $20.0 million attracts interest of 2.11% per annum. Interest on the second and final drawdowns is 1.49% and 1.24% per annum, respectively.

Interest is payable by Tetra4 to the DFC quarterly on 15 February, 15 May, 15 August and 15 November of each year (repayment dates) for the duration of the loan. Qualifying interest attributable to assets under construction, within PPE, is capitalised in line with the Group policy. Interest incurred during the year totalled US$0.5 million (R9.9 million) (2024: US$0.6 million (R11.7 million)).

42

14. BORROWINGS continued

Guarantee fee

A guarantee fee of 4% per annum is payable by Tetra4 to the DFC on any outstanding loan balance. The guarantee fee is payable quarterly on the repayment dates. Tetra4 incurred guarantee fees totalling US$1.2 million (R22.6 million) during the year under review (2024: US$1.4 million (R26.6 million)).

Commitment fee

A commitment fee of 0.5% per annum is payable by Tetra4 to the DFC on any undisbursed amounts under the Facility Agreement. Commitment fees were payable quarterly on the repayment dates. Tetra4 did not pay any commitment fees as there were no undrawn amounts during the year under review (2024: Rnil).

Facility fee

A once-off facility fee of US$0.4 million (R4.8 million) was paid by Tetra4 to the DFC prior to its first drawdown on 26 September 2019.

Maintenance fee

An annual maintenance fee of US$0.04 million is payable by Tetra4 to the DFC for the duration of the loan term and is payable on 15 November of each year (commenced on 15 November 2020). The maintenance fee covers administrative costs relating to the loan. Tetra4 incurred maintenance fees amounting to US$0.04 million (R0.6 million) during the year under review (2024: US$0.04 million (R0.7 million)).

Non-payment of quarterly DFC repayments

To preserve cash resources prior to completing the fundraising for Phase 1C, the Company engaged with the DFC and sought their approval beforehand to not remit the quarterly instalment due on 15 February 2025 which would have covered principal, interest and guarantee payments. Furthermore, the Company requested the DFC for exemption from maintaining the required funds in the DSRA. The non-payment of the quarterly repayment, deviation from the DSRA requirements and failure to make required notifications therefore resulted in default events under the terms of the loan agreement. Whilst the DFC was agreeable to the requests made by the Company and subsequently provided a default waiver after the reporting period (see note 35), effectively resolving cross-default issues related to the SBSA and IDC loan, the default event existed as at 28 February 2025. Under IFRS Accounting Standards liabilities must be classified as current if an entity lacks an unconditional right to defer settlement for at least 12 months after the reporting period (see waiver conditions below). As such, both the DFC and IDC loans were classified as current as at 28 February 2025. Other default events on the DFC loan as at 28 February 2025 included the following:

■	reporting defaults arising from changes of ownership and changes in material contracts; and
■	the reporting default arising from the Molopo litigation.

The conditional waiver provided by the DFC on 9 April 2025 (see note 35) stipulates the following:

■	Settlement of the outstanding quarterly repayment and remediation of the DSRA requirements by 31 May 2025.
■	No action or judgment is taken against Tetra4 with respect to the Molopo litigation.
■	Successful completion of the construction of the VGP within agreed timelines.
■	Sufficient equity contributions by Renergen to Tetra4 within the agreed timelines.
■	Successful verification of the change in ownership.

The default on the DFC loan resulted in cross-defaults on the IDC and SBSA loans. As highlighted above, the Company secured waivers from the DFC, effectively resolving cross-default issues related to the SBSA and IDC loan. Like the DFC loan, the IDC loan was classified as current as at 28 February 2025. The SBSA loan, which is due within 12 months, was already classified as current.

Debt covenants

The following debt covenants apply to the DFC loan:

a) Tetra4 is required to maintain at all times (i) a ratio of all interest-bearing debt to EBITDA of not more than 3.0 to 1; (ii) a ratio of current assets to current liabilities of not less than 1 to 1; and (iii) a reserve tail ratio of not less than 25%.

b) Tetra4 is required to maintain at all times (i) a ratio of cash flow for the most recently completed four (4) consecutive full fiscal quarters, taken as a single accounting period, to debt service for the most recently completed four (4) consecutive full fiscal quarters, taken as a single accounting period, of not less than 1.30 to 1; and (ii) a ratio of cash flow for the most recently completed four (4) consecutive full fiscal quarters, taken as a single accounting period, to debt service for the next succeeding four (4) consecutive full fiscal quarters of not less than 1.3 to 1.

c) Tetra4 is required to ensure that the DSRA (note 7) is funded in the aggregate of all amounts due to the DFC within the next six months.

The covenants in (a) and (b) will apply from 15 August 2025. As of 28 February 2025 Tetra4 did not meet covenant (c). On 9 April 2025 the DFC provided a waiver to address this default as set out above. Tetra4, however, believes that it will be able to comply with the covenants throughout the tenure of the loan.

“Reserve tail ratio” means, for any calculation date, the quotient obtained by dividing (a) all of the borrower’s remaining proved reserves as of such calculation date by (b) all of the borrower’s proved reserves as of the date of this agreement.

43

14. BORROWINGS continued

IDC

Tetra4 entered into a R160.7 million loan agreement with the IDC on 17 December 2021. An amount of R158.8 million was drawn down on 22 December 2021 and is repayable in 102 equal monthly payments which commenced in July 2023. The loan terms included a 12-month interest capitalisation and an 18-month capital repayment moratorium. The loan accrues interest at the prime lending rate plus 3.5% (14.5% on 28 February 2025) and is secured by a pledge of Tetra4’s assets under construction, land and the DSRA disclosed in notes 3 and 7. The IDC loan outstanding on 28 February 2025 amounted to R160.6 million (2024: R173.4 million) and interest accrued during the year amounted to R25.5 million (2024: R27.2 million). Qualifying interest attributable to assets under construction, within PPE, is capitalised in line with the policy of the Group.

Debt covenants

The following debt covenants apply to the IDC loan.

a) Tetra4 is required to maintain the same financial and reserve tail ratios, and a DSRA as mentioned under the DFC loan.

b) In addition, Tetra4 shall not make any shareholder dividend distribution, repay any shareholders’ loans and/or pay any interest on shareholders’ loans or make any payments whatsoever to its shareholders without the IDC’s prior written consent, if:

■	Tetra4 is in breach of any term of the loan agreement; or
■	the making of such payment would result in a breach of any one or more of the financial ratios above.

The covenants in (a) will apply from 15 August 2025. Tetra4 was in compliance with the covenant under (b) above for the year and believes that it will be able to comply with the covenants throughout the tenure of the loan. Tetra4 maintains a DSRA with respect to the IDC loan.

SBSA

Renergen obtained a R155.0 million secured loan from SBSA on 30 August 2024 (“SBSA Loan”). The first drawdown of R103.3 million occurred on 31 August 2024 and the second drawdown of R51.7 million occurred on 17 October 2024. Proceeds were used to fund the working capital and expansion of the VGP. Part of the proceeds of the SBSA Loan were also used to pay transaction costs attributable to the loan arrangement.

The SBSA Loan accrues interest at a rate linked to three-month JIBAR plus a variable margin (JIBAR plus the margin equated to 20.70% on 28 February 2025). Interest is compounded and capitalised to the principal amount owing. The SBSA Loan is repayable on the earlier of the receipt of proceeds from the proposed Renergen Nasdaq IPO or 30 August 2025.

The SBSA Loan is secured by a third ranking pledge of Tetra4’s assets and shares held by Renergen in Tetra4. In addition, CRT Investments Proprietary Limited (“CRT”) an associate of Mr Nicholas Mitchell, and MATC Investments Holdings Proprietary Limited (“MATC”) an associate of Mr Stefano Marani, have entered into cession and pledge agreements (“Pledges”) with SBSA, in terms of which CRT and MATC have pledged and ceded as security, which remains in CRT and MATC’s possession unless called, collectively 17 314 575 Renergen ordinary shares (“Pledged Shares”), to and in favour of SBSA. CRT and MATC’s potential liability under the security given in respect of such financial obligation is capped at the lower of the value of the Pledged Shares or R155.0 million.

The Molopo litigation and the need to procure the requisite equity injection by 24 January 2025 resulted in events of default with respect to the SBSA loan agreement. SBSA provided a waiver for the Molopo litigation default event but reserves all its rights with respect to the default on the equity injection. To date, no further remedies have been requested by SBSA due to the progress achieved in securing funding for the VGP. The SBSA Loan outstanding on 28 February 2025 amounted to R169.2 million (2024: R333.8 million) and interest accrued during the year amounted to R16.5 million (2024: R30.8 million). In light of the agreed forbearance of the DFC payment for the quarterly instalment for February 2025, a waiver was sought from SBSA and was issued to Tetra4 on 28 February 2025 in respect of the technical cross-default provisions.

AIRSOL

Renergen entered into a US$7.0 million unsecured convertible debenture subscription agreement (“Subscription Agreement”) with AIRSOL, an Italian wholly-owned subsidiary of SOL S.p.A, on 30 August 2023 for the subscription by AIRSOL in Renergen debentures in two tranches of US$3.0 million (“Tranche 1”) and US$4.0 million (“Tranche 2”). Tranche 1 proceeds were received on 30 August 2023 and on 18 March 2024 AIRSOL subscribed for Tranche 2 debentures and Renergen received US$4.0 million (R74.6 million). This transaction is linked to the Nasdaq IPO.

The debentures initially had a maturity date of 28 February 2025, which has been extended to 31 August 2025, and accrue interest at a rate of 13% per annum, calculated and compounded semi-annually on the outstanding principal amount. Interest is payable on 28 February and 31 August of each year during the term of the debentures.

On maturity the debentures can be settled in cash or converted to shares in Renergen at a conversion rate to be determined by dividing the outstanding principal amount by the conversion price. The conversion price has been agreed as follows:

■

If the Nasdaq IPO has not been completed before the maturity date of the debentures, the conversion price will be 90% of the 30-day volume weighted average traded price of Renergen shares on the Johannesburg Stock Exchange.

■

If the Nasdaq IPO has occurred before the maturity date of the debentures and the shares to be issued are Renergen shares admitted to trading on the JSE, the conversion price will be 90% of the Rand equivalent of the deemed US$ price per share applicable in the IPO.

■

If the Nasdaq IPO has occurred before the maturity date of the debentures and the shares to be issued are Renergen American Depositary Shares (“ADSs”), the conversion price will be 90% of the Rand equivalent of the US$ issue price per ADS.

Debentures outstanding on 28 February 2025 amounted to US$7.5 million (R137.6 million) (2024: US$3.0 million (R57.8 million)) and interest accrued during the year amounted to US$0.9 million (R16.5 million) (2024: US$0.2 million (R3.6 million)).

The debentures have been classified as short term as they have a maturity date of 31 August 2025. They do not have an equity component as they are convertible into variable number of shares.

44

15. LEASE LIABILITIES

Figures in Rand Thousands	2025	2024
Non-current	10011	11613
Current	1 769	1 815
Total	11780	13428

The maturity analysis of lease liabilities is as follows:

Lease payments
Due within one year	3 086	3 534
Due within two to three years	11285	6 902
Due within four to five years	1 160	7 668
Due over five years	–	961
	15531	19065
Finance charges	(3751)	(5637)
Net present value	11780	13428

The lease liabilities relate to the lease of certain motor vehicles and the head office building. The net book value of the right-of-use assets as at 28 February 2025 is R10.5 million (2024: R13.8 million) (see note 3). The lease term for motor vehicles is five years and 5.75 years for the head office building. Details relating to the head office lease are provided in note 3.

There were no breaches or defaults on contracts during the current or prior year.

The expenses relating to lease payments not included in the measurement of the lease liabilities are as follows:

Figures in Rand Thousands	2025	2024
Leases of low-value assets	118	275
Total	118	275

As at 28 February 2025 the Group was committed to leases of low-value assets and total commitments at that date were R0.1 million (2024: R0.2 million). Payments made during the year relating to low-value leases totalled R0.1 million (2024: R0.3 million).

A reconciliation for the related right-of-use assets is provided in note 3 and the interest expense on leases is disclosed in note 24.

The movements in lease liabilities are outlined below:

	2025
Figures in Rand Thousands	At 1 March 2024	Interest expense	Interest paid	Lease payments	At 28 February 2025
Lease liabilities	13428	1 918	(1918)	(1648)	11780
Total	13428	1 918	(1918)	(1648)	11780

	2024
Figures in Rand Thousands	At 1 March 2023	Derecognition	New leases	Interest expense	Interest paid	Lease payments	At 29 February 2024
Lease liabilities	2 292	(831)	13668	998	(998)	(1701)	13428
Total	2 292	(831)	13668	998	(998)	(1701)	13428

During the prior year the Group derecognised a leased motor vehicle with a book value of R0.9 million which was stolen. A reconciliation for the loss on derecognition of leasing arrangement is reconciled below:

Figures in Rand Thousands	Notes	2024
Carrying amount of right-of-use asset derecognised	3	(915)
Carrying amount of the lease liability derecognised		831
Insurance recovery		10
Loss on derecognition of leasing arrangement	27	(74)

45

16. DEFERRED REVENUE

Figures in Rand Thousands	2025	2024
Balance at 1 March	15743	15093
Foreign exchange (gains)/losses	(648)	650
Balance at 28/29 February	15095	15743

Tokens to the value of $0.8 million (R15.0 million at transaction date) (3 556 units at a price of $225 (R4 206) per unit) were issued during the 2023 financial year. The tokens have no expiry date. When a token is redeemed revenue relating to the transaction is recognised at the original value at which the token was issued.

For purposes of the cash flow statement, the movement in deferred revenue excludes the foreign exchange (gains)/losses as these exchange differences are unrealised.

17. PROVISIONS

RECONCILIATION OF PROVISIONS

	2025			2024
Figures in Rand Thousands	At 1 March 2024	Unwinding of discount	At 28 February 2025	At 1 March 2023	Reversals	Unwinding of discount	At 29 February 2024
Non-current
Environmental rehabilitation	40452	3 883	44335	37564	(655)	3 543	40452

Current
Environmental rehabilitation	–	–	–	2 400	(2400)	–	–
Total	40452	3 883	44335	39964	(3055)	3 543	40452

Prior year decreases in expected costs with respect to the rehabilitation provision were recorded against the rehabilitation asset within PPE (see note 3).

ENVIRONMENTAL REHABILITATION

The Group has production and exploration rights on land in the Free State (South Africa). Exploration is currently ongoing and a provision of R44.3 million (2024: R40.5 million) has been recognised with respect to the rehabilitation of this land. This amount is based on an estimate of the costs to be incurred to address the following:

■	disturbed infrastructure areas;
■	existing production wells and all exploration wells;
■	general surface rehabilitation;
■	monitoring; and
■	latent/residual environmental risk related to resealing wells.

The Group recognises the rehabilitation provision at the present value of estimated future cash flows associated with the rehabilitation, discounted at a pre-tax discount rate that reflects the current market assessments of the time value of money and the risks specific to the liability.

Gross cost to rehabilitate

The Group estimates that, based on current environmental and regulatory requirements, the total undiscounted rehabilitation cost is approximately R59.5 million (2024: R48.8 million). The discount rate applied in determining the rehabilitation obligation as at 28 February was 10.0% (2024: 9.6%).

This note should be read together with notes 3 and 7.

46

18. TRADE AND OTHER PAYABLES

Figures in Rand Thousands	2025	2024
Financial instruments
Trade payables	70206	53367
Accrued expenses	22035	19918
	92241	73285

Non-financial instruments
Accrued leave pay	4 172	3 995
Accrued bonuses	–	4 445
Other	–	547
	4 172	8 987
Total	96413	82272

The carrying values of the Group’s trade and other payables are denominated in the following currencies:

US Dollars	19292	31189
Australian Dollars	349	224
Euros	2 041	3 562
South African Rands	74731	47297
Total	96413	82272

For purposes of the cash flow statement the movement in trade and other payables comprises:

Trade and other payables at the beginning of the year	(82272)	(92313)
Eliminated in the cash flow statement:
Accruals attributable to
– share issue costs	(2315)	2 208
– leave pay	(209)	(906)
– bonuses	4 064	–
– audit fees	(1127)	100
– Non-executive Directors’ fees	(918)	(474)
– assets under construction	(17749)	54422
– intangible assets	(327)	–
Net foreign exchange losses	(420)	(2962)
Exchange differences on translation of foreign operations	318	(74)
Reclassification between debtors and creditors	(2901)	5 043
Trade and other payables at the end of the year	96413	82272
Movement in trade and other payables as per the cash flow statement	(7443)	47316

47

19. REVENUE

Figures in Rand Thousands	2025	2024
Revenue from contracts with customers
Sale of LNG	52113	28952
Total	52113	28952

All of the Group’s revenue is recognised when products are delivered to the destination specified by the customer and the customer has gained control of the products through their ability to direct the use of and obtain substantially all the benefits from the products.

This note should be read together with note 5 which provides details on the concentration of revenue.

20. COST OF SALES

Figures in Rand Thousands	2025	2024
Employee costs	5 215	1 701
Plant depreciation	34237	1 522
Fuel and lubricants	11977	2 269
Plant waste disposal	–	78
Movement in inventory	(902)	(1631)
Utilities	29646	14946
Total	80173	18885

21. OTHER OPERATING INCOME

Figures in Rand Thousands	2025	2024
Profit on disposal of property, plant and equipment (note 3)	120	–
Gain on remeasurement of financial liability (note 28)	–	9 571
Other income	107	207
Total	227	9 778

48

22. OTHER OPERATING EXPENSES

Figures in Rand Thousands	2025	2024
Operating expenses by nature
Consulting and advisory fees	12943	11764
Listing costs	3 184	1 979
Employee costs[1]	27489	25681
Pension costs – defined contribution plans	3 383	1 031
Depreciation and amortisation[2]	28320	18447
Computer and IT expenses	5 702	5 410
Security	9 990	7 459
Selling and distribution expense[3]	10942	7 910
Net foreign exchange losses	9 857	14730
Loss on derecognition of leasing arrangement	–	74
Loss on remeasurement of finance lease receivables	–	11
Insurance[4]	12257	3 643
Travel and accommodation	2 292	2 388
Repairs and maintenance[5]	29078	17022
Office expenses	3 047	4 343
Health and safety	3 528	3 848
Audit fees	2 062	2 226
Legal and professional fees[6]	10 012	3 634
Other operating costs	7 574	10328
Directors’ fees – Non-executive	1 571	2 793
Executive Directors’ remuneration[7]	13565	2 147
Total	196796	146868

1.	Excludes employee costs amounting to R5.2 million (2024: R1.7 million) attributable to the processing of gas sold which are included in cost of sales.
2.	Refer to the depreciation reconciliation provided in note 27.
3.	Increase attributable to increased LNG operations relative to the prior year.
4.	The increase in insurance is due to assets brought into use during the year for which the insurance expense is no longer capitalised.
5.	The increase in repairs and maintenance costs is attributable to an increase in machine uptime and machine hours.
6.	The increase in legal and professional fees is due to advisory fees for the Nasdaq IPO and for litigation matters.
7.	Directors’ fees amounting to R6.7 million (2024: R15.2 million) were capitalised to assets under construction (note 3) during the year under review.

49

23. INTEREST INCOME

Figures in Rand Thousands	2025	2024
Interest income – cash and cash equivalents	5 574	4 210
Interest income – finance lease receivables	5 210	5 746
Interest income – South African Revenue Service	–	897
Total	10784	10853

Interest received as presented in the statement of cash flows comprises:

Interest income – cash and cash equivalents	5 574	4 210
Interest income – finance lease receivables	5 210	5 746
Interest income – South African Revenue Service	–	897
Interest received per the statement of cash flows	10784	10853

24. INTEREST EXPENSE AND IMPUTED INTEREST

Figures in Rand Thousands	Notes	2025	2024
Interest – leasing arrangements	15	1 918	998
Interest – borrowings	28	74439	15521
Imputed interest – rehabilitation provision	17	3 883	3 543
Interest – suppliers		869	2 682
Interest – other		10	3
Total		81119	22747

Interest paid as presented in the statement of cash flows comprises:

Interest – leasing arrangements	1 918	998
Interest – suppliers and other	879	2 685
Interest paid on leasing and other arrangements per the statement of cash flows	2 797	3 683

50

25. TAXATION

Figures in Rand Thousands	2025	2024
Major components of the tax income
Deferred
Originating and reversing temporary differences	51151	37199
Total	51151	37199

Reconciliation of effective tax rate
Accounting loss before taxation	(298079)	(146991)
Tax at the applicable tax rate of 27% (2024: 27%)	80481	39688
Tax effect of:
Non-deductible expenses
– Share-based payments	(841)	(2180)
– Imputed interest expense	(2735)	144
– Penalties	(29)	(46)
– Listing fees	(530)	–
– Legal	(3196)	–
– Bursaries	–	(295)
Current year losses for which no deferred tax asset has been recognised	(38778)	(25544)
Special oil and gas allowances[1]	15731	25303
Increase in rehabilitation guarantee	1 048	132
Other	–	(3)
Total	51151	37199

1.	See note 1.8.

51

26. OTHER RESERVES

Figures in Rand Thousands	2025	2024
Revaluation reserve	702	702
Foreign currency translation reserve	244	(74)
Balance at the end of the year	946	628

26.1 REVALUATION RESERVE

Balance at the beginning of the year	702	598
Revaluation during the year	–	104
Balance at the end of the year	702	702

Details pertaining to the revaluation of properties are provided in note 3.

26.2 FOREIGN CURRENCY TRANSLATION RESERVE

Balance at the beginning of the year	(74)	–
Foreign exchange gains/(losses) arising on translation of foreign operation	318	(74)
Balance at the end of the year	244	(74)

The foreign currency translation reserve is used to recognise foreign exchange differences arising on the translation of the Company’s foreign subsidiary (Renergen US) with a currency other than the presentation currency.

52

27. CASH USED IN OPERATIONS

Figures in Rand Thousands	Notes	2025	2024
Loss after taxation		(246928)	(109792)

Cash adjustments
Interest income – cash and cash equivalents	23	(5574)	(5107)
Interest income – finance lease receivables	23	(5210)	(5746)
Interest expense – suppliers and other	24	879	2 685
Interest expense – borrowings	24,28	68194	10026
Interest expense – leasing arrangements	24	1 918	998
Movement in restricted cash	7	–	(12556)
Non-cash adjustments
Taxation		(51151)	(37199)
Imputed interest – borrowings	24,28	6 245	5 495
Imputed interest – rehabilitation provision	17	3 883	3 543
Depreciation and amortisation[1]		62557	20708
Share-based payments expense	12	3 115	8 074
Loss on lease remeasurement	8	–	11
Profit on disposal of PPE	21	(120)	–
Loss on derecognition of leasing arrangement	15	–	74
Gain on remeasurement of financial liability	21	–	(9571)
Increase/(reversal) of audit fee accrual		1 127	(100)
Increase in Non-executive Directors’ fees accrual		918	474
Increase in leave pay accrual		209	906
Reversal of bonus accrual		(4064)	–
Net foreign exchange losses		7 198	17482

Changes in working capital
Inventory		(1125)	(1926)
Finance lease receivables	8	5 149	5 600
Trade and other receivables	9	9 585	(6095)
Trade and other payables	18	(7443)	47316
Total		(150638)	(64700)

1. A reconciliation of the depreciation and amortisation charges of the Group is provided below.

Depreciation and amortisation comprises:
Depreciation of PPE	3	60644	18174
Amortisation of intangible assets	4	1 913	2 534
Depreciation and amortisation as shown above		62557	20708

Depreciation and amortisation is recorded within these line items in the statement of profit or loss and other comprehensive loss:

Operating expenses		28320	19186
Depreciation and amortisation	22	28320	18447
Repairs and maintenance	22	–	739
Cost of sales	20	34237	1 522
Depreciation and amortisation as shown above		62557	20708

53

28. CHANGES IN LIABILITIES ARISING FROM FINANCING ACTIVITIES

RECONCILIATION OF LIABILITIES ARISING FROM FINANCING ACTIVITIES

	2025
	Non-cash movements			Cash movements
Figures in Rand Thousands	At 1 March 2024	Interest[1]	Foreign exchange gains[2]	Additions	Repayments – capital[3]	Repayments – interest[3]	At 28 February 2025 (note 14)
Molopo	46960	6 245	–	–	–	–	53205
DFC	624181	33196	(26072)	–	(59464)	(25448)	546393
IDC	173437	25470	–	–	(12847)	(25470)	160590
SBSA	333798	16491	–	155000	(303000)	(33130)	169159
AIRSOL	57753	16528	(3218)	74640	–	(8108)	137595
Total	1236129	97930	(29290)	229640	(375311)	(92156)	1066942

1.

The Group capitalises interest which qualifies as borrowing costs attributable to the construction of qualifying assets. The interest presented above will therefore not correspond to amounts shown within the additions reconciliation for cash flow purposes as shown in note 3. An analysis of the interest expense between interest which was capitalised or expensed is provided below.

2.

Foreign exchange gains reflect the impact of the strengthening of the Rand against the US Dollar. Qualifying foreign exchange gains amounting to R36.7 million were capitalised to assets under construction within PPE (see note 3). Foreign exchange gains presented above therefore will not correspond to amounts shown within the additions reconciliation for cash flow statement purposes as shown in note 3.

3.

Repayments of capital, interest and fees attributable to the DFC loan, IDC loan, SBSA loan and AIRSOL debentures are in line with loan terms (see note 14). The Group shows repayments of interest under financing activities (see note 1.15).

	2024
		Non-cash movements			Cash movements
Figures in Rand Thousands	At 1 March 2023	Remeasure- ment[1]	Interest[2]	Foreign exchange losses[3]	Additions	Repayments – capital[4]	Repayments – interest[4]	At 29 February 2024 (note 14)
Molopo	51036	(9571)	5 495	–	–	–	–	46960
DFC	678180	–	38933	27884	–	(81883)	(38933)	624181
IDC	181799	–	27189	–	–	(8362)	(27189)	173437
MaxiConcepts Proprietary Limited (“MaxiConcepts”)	–	–	229	–	15000	(15000)	(229)	–
SBSA	–	–	30798	–	303000	–	–	333798
AIRSOL	–	–	3 648	1 781	55972	–	(3648)	57753
Total	911015	(9571)	106292	29665	373972	(105245)	(69999)	1236129

1.

The remeasurement arose due to a change in the determination of the loan repayment date. The gain on remeasurement of this financial liability was recognised in other income in the statement of profit or loss and other comprehensive loss.

2.

Interest on the Molopo loan is imputed interest representing the unwinding of the discount applied on initial recognition of the loan. The Group capitalises interest which qualifies as borrowing costs attributable to the construction of qualifying assets. The interest presented above will therefore not correspond to amounts shown within the additions reconciliation for cash flow purposes as shown in note 3. An analysis of the interest expense between interest which was capitalised or expensed is provided below.

3.

Foreign exchange losses reflect the impact of the weakening of the Rand against the US Dollar. Qualifying foreign exchange losses amounting to R16.5 million were capitalised to assets under construction within PPE (see note 3). Foreign exchange losses presented above therefore will not correspond to amounts shown within the additions reconciliation for cash flow statement purposes as shown in note 3.

4.

Repayments of capital, interest and fees attributable to the DFC loan, IDC loan, MaxiConcepts loan and AIRSOL debentures are in line with loan terms (see note 14). The Group shows repayments of interest under financing activities (see note 1.15).

54

28. CHANGES IN LIABILITIES ARISING FROM FINANCING ACTIVITIES continued

 A reconciliation of the interest which has been recognised in the statement of profit or loss and other comprehensive loss is provided below:

Figures in Rand Thousands	Notes	2025	2024
Interest as shown above		97930	106292
DFC interest capitalised within PPE	3	(13512)	(32927)
IDC interest capitalised within PPE	3	(9979)	(23398)
SBSA interest capitalised within PPE	3	–	(30798)
AIRSOL interest capitalised within PPE	3	–	(3648)
Interest on borrowings as presented in profit or loss	24	74439	15521

Interest on borrowings which has been recognised in the statement of profit or loss and other comprehensive loss comprises interest on the following borrowings:

Molopo		6 245	5 495
DFC		19684	6 006
IDC		15491	3 791
SBSA		16491	–
AIRSOL		16528	–
MaxiConcepts		–	229
Interest on borrowings as presented in profit or loss	24	74439	15521

29. COMMITMENTS AND CONTINGENT LIABILITIES

29.1 CONTINGENT LIABILITIES

Management has assessed the likelihood of outflows in respect of the litigations disclosed in the Directors’ Report as remote. Accordingly, there are no contingent liabilities as at 28 February 2025 attributable to any of the Group companies (2024: nil).

29.2 COMMITMENTS

	2025			2024
Figures in Rand Thousands	Spent to date	Contractual commitments	Total approved	Spent to date	Contractual commitments	Total approved
Capital equipment, construction and drilling costs	158931	81957	240888	349175	122451	471626
Total	158931	81957	240888	349175	122451	471626

The Board approved total project costs amounting to R1.9 billion (2024: R1.7 billion) relating to the construction of the VGP. At 28 February 2025 the Group had contractual commitments totalling R82.0 million (2024: R122.5 million) for the procurement of capital equipment and services. As at the end of the reporting period there were no other material contractual commitments to acquire capital equipment.

55

30. RELATED PARTIES

RELATIONSHIPS

Subsidiaries	See note 13.1

Shareholders with significant influence	CRT Investments Proprietary Limited MATC Investment Holdings Proprietary Limited

Companies controlled by Directors	CRT Investments Proprietary Limited MATC Investment Holdings Proprietary Limited Luhuhi Investments Proprietary Limited

There were no transactions or balances with companies controlled by Directors or shareholders with significant influence during the year under review except for as disclosed under the SBSA loan in note 14 (security provided for the DFC borrowings by companies owned by Mr Stefano Marani and Mr Nicholas Mitchell) (2024: Rnil).

Key Management personnel include Executive and Non-executive Directors and members of the Executive Committee. Refer to the Directors’ Report for more details. Remuneration of key Management personnel is disclosed in note 31.

31. DIRECTORS’ AND PRESCRIBED OFFICER’S EMOLUMENTS

	NON-EXECUTIVES
	2025			2024
Figures in Rand Thousands	Directors’ Board fees	Committee fees	Total	Directors’ Board fees	Committee fees	Total
Fees paid to Non-executive Directors:
David King	779	121	900	859	–	859
Mbali Swana	289	211	500	319	211	530
Luigi Matteucci[1]	134	78	212	319	212	531
Thembisa Skweyiya[2]	18	15	33	319	89	408
Dumisa Hlatshwayo	289	179	468	319	68	387
Total	1 509	604	2 113	2 135	580	2 715

1.	Retired on 26 July 2024.
2.	Resigned on 10 April 2024.

	EXECUTIVES
	2025		2024
Figures in Rand Thousands	Total annual guaranteed package	Total	Total annual guaranteed package	Total
Remuneration paid to Executive Directors:
Stefano Marani	9 719	9 719	7 366	7 366
Brian Harvey	4 404	4 404	4 155	4 155
Nick Mitchell	6 132	6 132	5 785	5 785
Total	20255	20255	17306	17306

	PRESCRIBED OFFICER
	2025				2024
Figures in Rand Thousands	Package	Medical aid	Pension	Total annual guaranteed package	Package	Medical aid	Pension	Total annual guaranteed package
Remuneration paid to Prescribed Officer:
Leonard Eiser	2 646	83	159	2 888	2 521	75	50	2 646
Total	2 646	83	159	2 888	2 521	75	50	2 646

The Prescribed Officer is a member of the Executive Committee and is part of the Group’s key Management.

Post-employment and termination benefits

The Group introduced a defined contribution retirement scheme in July 2023 to improve the employee value proposition. Payments made with respect to the pension scheme are provided in note 22.

56

32. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

CATEGORIES OF FINANCIAL INSTRUMENTS

Categories of financial assets

		Amortised cost
Figures in Rand Thousands	Notes	2025	2024
Restricted cash	7	72576	104543
Trade and other receivables	9	8 438	1 941
Cash and cash equivalents	10	28317	471075
Total		109331	577559

The carrying values of the financial assets disclosed above approximate their fair values.

Categories of financial liabilities

		Amortised cost
Figures in Rand Thousands	Notes	2025	2024
Trade and other payables	18	92241	73285
Borrowings	14	1066942	1236129
Total		1159183	1309414

The carrying values of the financial liabilities disclosed above approximate their fair values.

PRE-TAX GAINS AND LOSSES ON FINANCIAL INSTRUMENTS

Gains on financial assets

		Amortised cost
Figures in Rand Thousands	Note	2025	2024
Recognised in profit or loss
Interest income	23	5 574	4 210
Total		5 574	4 210

Gains and (losses) on financial liabilities

		Amortised cost
Figures in Rand Thousands	Notes	2025	2024
Recognised in profit or loss
Net foreign exchange losses	22	(9857)	(14730)
Interest – borrowings	24	(74439)	(15521)
Interest – suppliers and other	24	(879)	(2685)
Total		(85175)	(32936)

57

32. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT continued

CAPITAL RISK MANAGEMENT

The Group’s objective when managing capital is to safeguard its ability to continue as a going concern in order to provide returns for shareholders and benefits for all other stakeholders, and to maintain an optimal capital structure to reduce the cost of capital. The Group manages its capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. The Group is targeting a long-term capital structure of a maximum of 34% equity funding and 66% debt funding, taking into consideration the development of Phase 2. Given the amortisation profile of our material debt, this ratio will reduce over time.

The Group’s borrowings and equity are disclosed in notes 14 and 11, respectively. Debt covenants relating to loans are disclosed in note 14.

Figures in Rand Thousands	Notes	2025	2024
Stated capital	11	1210302	1170059
Borrowings	14	1066942	1236129
Total		2277244	2406188

The Group’s capital structure as at 28/29 February of each year was as follows:

Equity	53%	49%
Debt	47%	51%

58

32. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT continued

FINANCIAL RISK MANAGEMENT

Overview

The Group is exposed to a variety of financial risks: market risk (including price risk, currency risk, fair value interest rate risk and cash flow interest rate risk), credit risk and liquidity risk. Overall responsibility for the establishment and oversight of the risk management framework rests with the Board of Directors (“Board”). The Board, through the Group Executive Committee, is responsible for the development, monitoring and communication of the processes for managing risk across the Group. The Group’s overall risk management programme ensures that business risks are systematically identified, assessed and reduced to acceptable levels, whether they are insurable or not, without unduly affecting the Group’s competitiveness and flexibility. The Group maintains an integrated, enterprise-wide risk management programme and risks are monitored, measured, assessed and reported to the Board on a quarterly basis. Through this process the Board reviews the effectiveness of the processes put in place and the appropriateness of the objectives and policies it sets to manage financial risks.

There have been no substantive changes in the Group’s exposure to financial instrument risks, its objectives, policies and processes for managing those risks or the methods used to measure them from previous periods unless otherwise stated in this note.

Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The Group is mainly exposed to credit risk from credit sales and cash held on its behalf by counterparties. Credit risk in this regard is managed on a Group basis as well as on an individual company basis to ensure that counterparty default risk is reduced to an acceptable level. Financial assets exposed to credit risk include restricted cash (note 7), cash and cash equivalents (note 10), trade and other receivables (note 9) and finance lease receivables (note 8).

Cash and cash equivalents and restricted cash

The Group only deposits cash with major banks with high-quality credit standing and limits exposure to any one counterparty. The Group’s cash is held with financial institutions with a ba2 Moody’s credit rating.

Trade receivables and lease receivables

The Group has established a credit policy under which each new customer is analysed individually for creditworthiness before the Group’s standard payment and delivery terms and conditions are offered. These procedures include third-party credit checks which assist to assess the short-term liquidity and financial position of each prospective customer. Credit limits are also established for each customer which represent the maximum open amount without requiring approval from the Group Executive Committee.

The maximum credit risk exposure of the Group is the carrying values of trade and other receivables, restricted cash, cash and cash equivalents and the finance lease receivables disclosed in notes 9, 7, 10 and 8, respectively. These financial assets and related carrying values are listed below.

Figures in Rand Thousands		2025
	Notes	Gross carrying amount	Credit loss allowance	Amortised cost	Leases
Finance lease receivables	8	43799	–	–	43799
Trade and other receivables	9	8 438	–	8 438	–
Restricted cash	7	72576	–	72576	–
Cash and cash equivalents	10	28317	–	28317	–
Total		153130	–	109331	43799

Figures in Rand Thousands		2024
	Notes	Gross carrying amount	Credit loss allowance	Amortised cost	Leases
Finance lease receivables	8	48948	–	–	48948
Trade and other receivables	9	1 941	–	1 941	–
Restricted cash	7	104543	–	104543	–
Cash and cash equivalents	10	471075	–	471075	–
Total		626507	–	577559	48948

At 28 February 2025 the Group’s exposure to credit risk is not material for reasons highlighted above (also see notes 8 and 9) (2024: Rnil).

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32. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT continued

FINANCIAL RISK MANAGEMENT continued

Liquidity risk

Liquidity risk arises from the Group’s management of working capital, commitments, and the finance charges and principal repayments on its debt instruments. It is the risk that the Group will encounter difficulty in meeting its financial obligations as they fall due. The Group’s policy is to ensure that it will always have sufficient cash to allow it to meet its liabilities when they become due. Management manages cash flows on a Group basis through an ongoing review of future commitments against available cash and credit facilities. Rolling cash flow forecasts are prepared monthly and spending is monitored for compliance with internal targets. The Group also seeks to reduce liquidity risk by fixing interest rates (and hence cash flows) on a portion of its long-term borrowings; this is further discussed in the “interest rate risk” section below.

An event of default was triggered when Tetra4 did not pay the required quarterly instalment for February 2025 with regards to the DFC loan. Furthermore, Renergen defaulted on the provisions of the SBSA loan agreement with respect to the requirement to procure the requisite equity injection by 24 January 2025. Refer to note 14 for further details regarding these events. The assumptions and judgements which impact the Group’s ability to settle or meet its obligations in the normal course of business within the timelines outlined below are provided in note 36.

The following table sets out the contractual maturities (representing undiscounted contractual cash flows) of financial liabilities:

		2025
Figures in Rand Thousands	Notes	Within 3 months	Within 4 – 6 months	Within 7 – 12 months	1 to 3 years	3 to 5 years	Over 5 years	Total	Carrying amount
Non-current liabilities
Borrowings	14	–	–	–	–	86779	–	86779	53205
Lease liabilities	15	–	–	–	7 595	4 586	–	12180	9 848

Current liabilities
Borrowings	14	876142	146155	–	–	–	–	1022297	1013737
Trade and other payables	18	92241	–	–	–	–	–	92241	92241
Lease liabilities	15	813	813	1 724	–	–	–	3 351	1 932
Total		969196	146968	1 724	7 595	91365	–	1216848	1170963

		2024
Figures in Rand Thousands	Notes	Within 3 months	Within 4 – 6 months	Within 7 – 12 months	1 to 3 years	3 to 5 years	Over 5 years	Total	Carrying amount
Non-current liabilities
Borrowings	14	–	–	–	260098	332424	370006	962528	748659
Lease liabilities	15	–	–	–	6 902	7 668	961	15531	11613

Current liabilities
Borrowings	14	373191	40917	137540	–	–	–	551648	487470
Trade and other payables	18	73285	–	–	–	–	–	73285	73285
Lease liabilities	15	884	884	1 766	–	–	–	3 534	1 815
Total		447360	41801	139306	267000	340092	370967	1606526	1322842

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32. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT continued

FINANCIAL RISK MANAGEMENT continued

Market risk

Market risk arises from the Group’s use of interest-bearing and foreign currency financial instruments. It is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in interest rates (interest rate risk), foreign exchange rates (currency risk) or other market factors (other price risk). The Group’s financial assets and liabilities affected by market risk include trade and other receivables (note 9), cash and cash equivalents (note 10), restricted cash (note 7), deferred revenue (note 16), trade and other payables (note 18) and borrowings (note 14).

Foreign currency risk

The Group’s operations expose it to foreign currency risk arising from purchases of goods and services, the acquisition of debt and cash held in currencies other than the South African Rand. Foreign exchange risk arises from future commercial transactions and recognised assets and liabilities. During the year under review the Group transacted in currencies including the US Dollar, Australian Dollar and Euro, however the Group is mostly exposed to transactions and balances denominated in US Dollars (see table below). The Group reviews foreign currency exposure, including exposures arising from commitments on a monthly basis. The Group will in future rely on its ability to generate revenue in US Dollars (from Phase 2 of the VGP) which will be utilised to repay debt and other obligations denominated in this currency. In addition, the Group is also exploring foreign currency hedging strategies following the commissioning of Phase 1 of the VGP.

Included in the statement of financial position are the following carrying values denominated in currencies other than the Rand:

		2025
Figures in Rand Thousands	Notes	USD	AUD	Euro	Total
Restricted cash	7	29824	–	–	29824
Trade and other receivables	9	–	–	2 901	2 901
Cash and cash equivalents	10	4	10	–	14
Trade and other payables	18	(19292)	(349)	(2041)	(21682)
Deferred revenue	16	(15095)	–	–	(15095)
Borrowings	14	(683988)	–	–	(683988)
Total		(688547)	(339)	860	(688026)

		2024
Figures in Rand Thousands	Notes	USD	AUD	Euro	Total
Restricted cash	7	66969	–	–	66969
Cash and cash equivalents	10	4	333	–	337
Trade and other payables	18	(31189)	(224)	(3562)	(34975)
Deferred revenue	16	(15743)	–	–	(15743)
Borrowings	14	(681934)	–	–	(681934)
Total		(661893)	109	(3562)	(665346)

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32. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT continued

FINANCIAL RISK MANAGEMENT continued

A variation in the exchange rate, with all other variables held constant, would impact the Group’s post-tax loss and equity as follows:

Figures in Rand Thousands	2025	2024
Weakening of the Rand against the US Dollar by 5%	(34427)	(33095)
Strengthening of the Rand against the US Dollar by 5%	34427	33095

Balances denominated in Australian Dollar and Euros are not material and therefore a sensitivity analysis is not provided.

Figures in Rand	2025	2024
Year-end exchange rates
US Dollar	18.4536	19.2456
Australian Dollar	11.5380	12.5417
Euro	19.2271	20.8555

Price risk

The Group is exposed to the risk of fluctuations in the prices of helium and LNG. The Group manages this risk through the use of contract-based prices with its customers which mitigates the volatility that may arise. As the Group’s operations grow it will consider options available to hedge its price risk exposure and is currently exploring the use of helium tokens under development (see note 4) as one way to manage this risk. At 28 February 2025 the Group’s exposure to price risk is not material (2024: immaterial).

The Group is not exposed to equity price risk.

Interest rate risk

The Group’s interest rate risk arises from the interest-bearing borrowings disclosed in note 14. The DFC and AIRSOL borrowings expose the Group to fair value interest rate risk as they are secured at fixed interest rates. The IDC, Molopo and SBSA borrowings expose the Group to cash flow interest rate risk as they are secured at variable interest rates. The Group manages its interest rate risk by having a balanced portfolio of borrowings at fixed and variable rates, and also by monitoring interest rates on a regular basis.

A variation in the interest rate, with all other variables held constant, would impact the Group’s post-tax loss and equity as follows:

Figures in Rand Thousands	2025	2024
USD borrowings – DFC and AIRSOL
A 2% increase in the interest rate	(13680)	(13639)
A 2% decrease in the interest rate	13680	13639

Rand borrowings – IDC, Molopo and SBSA
A 5% increase in the interest rate	(19148)	(27710)
A 5% decrease in the interest rate	19148	27710

Management of risk associated with leased assets

All lease agreements set out the terms for the use, maintenance, transfer and relocation of leased assets. Tetra4 is responsible for maintaining or appointing a service provider to maintain all leased assets. The relocation of leased assets requires authorisation from Tetra4. The Group also regularly assesses the physical security over all leased assets.

Concentration risk

The Group is subject to concentration risk as it had two LNG customers (see note 5) during the year ended 28 February 2025. In order to manage concentration risk the Group is in discussions with various potential new customers for the remainder of the Phase 1 LNG production. The Group also has one LHe customer and sales commenced in March 2025.

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33. LOSS PER SHARE

		2025	2024
Loss per share
Basic and diluted	(cents)	(159.10)	(75.10)
Loss attributable to equity holders of Renergen used in the calculation of the basic and diluted loss per share	(R'000)	(236120)	(110273)

Weighted average number of ordinary shares used in the calculation of the basic loss per share	(000’s)	148412	146833
Issued shares at the beginning of the year	(000’s)	147529	144748
Effect of shares issued during the year (weighted)	(000’s)	883	2 085
Add: Dilutive share options		–	–
Weighted average number of ordinary shares used in the calculation of the diluted loss per share	(000’s)	148412	146833

The share options and bonus scheme shares have not been included in the weighted average number of shares used to calculate the diluted loss per share or the diluted headline loss per share as they are anti-dilutive. These options are anti-dilutive because of the loss position of the Group.

		2025	2024
Headline loss per share
Basic and diluted	(cents)	(159.15)	(75.07)

Reconciliation of headline loss
Loss attributable to equity holders of Renergen	(R'000)	(236120)	(110273)
Loss on derecognition of leasing arrangement	(R'000)	–	74
Profit on disposal of PPE	(R'000)	(120)	–
Adjustments attributable to NCI	(R'000)	7	(4)
Tax effects	(R'000)	30	(19)
Headline loss	(R'000)	(236203)	(110222)

The headline loss has been calculated in accordance with Circular 1/2023 issued by the South African Institute of Chartered Accountants.

34. NET ASSET VALUE PER SHARE

		Note	2025	2024
Number of shares in issue	(000’s)	11	155047	147529
Net assets	(R’000)		1114609	1321103
Total equity	(R’000)		1114609	1321103
Tangible net assets	(R’000)		1090309	1238891
Total equity	(R’000)		1114609	1321103
Intangible assets	(R’000)		(24300)	(82212)
Net asset value per share	(Rand)		7.19	8.95
Tangible net asset value per share	(Rand)		7.03	8.40

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35. EVENTS AFTER THE REPORTING PERIOD

Commercial LHe sales

On 14 March 2025 Renergen announced that Tetra4 had commenced sales of LHe to a customer.

Fundraising

Renergen has entered into an exclusive arrangement to negotiate a transaction with a third party. As part of those negotiations Renergen has received an initial inflow of US$10 million – US$5 million was received on 1 April 2025 and the balance on 8 April 2025. To the extent the negotiations proceed as planned, additional funding will be extended to Renergen.

DFC waiver

The DFC provided a default waiver to Tetra4 in April 2025 (see note 14).

High court ruling in the Company’s favour against NERSA

On 2 May 2025 the High Court found that the Company does not require a NERSA licence for trading in gas (such as methane and helium) when such trading occurs outside the piped gas industry, i.e. not involving the national pipeline grid or downstream market regulated by NERSA. In addition, the judgment clarified that the Gas Act, 48 of 2001 regulates only hydrocarbon gases transported by pipeline, and does not cover noble gases like helium. Thus, helium production and trading are outside NERSA’s regulatory reach.

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36. GOING CONCERN

The financial statements presented have been prepared on a going concern basis, which assumes the Group will be able to discharge its liabilities as they fall due. The following circumstances existed as at 28 February 2025:

■

The Group was in default of the terms of the DFC, IDC and SBSA loan agreements. The default events are outlined in note 14 (“Default Events”). Details pertaining to the waivers granted post 28 February 2025 are also contained in this note.

■	The Group’s current liabilities exceed its current assets by R998.8 million impacted mainly by the classification of the DFC, IDC and SBSA loans as current liabilities as fully set out in note 14.
■	The Group requires funding for the VGP to complete Phase 1 operations to nameplate capacity and for the development of Phase 2 of the VGP.

In conducting its most recent going concern assessment, Management has considered the period up to 30 April 2026 (“Assessment Period”) as it has assessed that the Default Events will be remedied during the Assessment Period and that key funding initiatives will be concluded during this period. The Group has reviewed its cash flow projections for the Assessment Period (“Cash Forecast”) and has performed stress testing of the base case projections. The stress case scenarios include downward variations in the selling prices of LNG and helium (20%), delays in operating at Phase 1 nameplate capacity and a 10% increase in operating costs. Management has also considered volatilities in the exchange rates, interest rates and energy prices in determining the Cash Forecast.

The Cash Forecast is underpinned by the following key assumptions:

■

The availability of funding to settle amounts owed to the DFC under the terms of the waiver granted and under the terms of the original agreement. In this regard, to date, the Group has concluded an exclusive arrangement to negotiate a transaction with a third party. As part of those negotiations, in April 2025, the Group received an initial inflow of US$10.0 million (see note 35). To the extent the negotiations proceed as planned, additional funding estimated at US$20.0 million will be extended to the Group.

■

The Company’s plans to complete the Nasdaq IPO have not changed and it still anticipates raising R2.9 billion (US$150.0 million) during the Assessment Period. The production and sale of LHe by Tetra4 were key milestones required to provide new investors with the comfort to proceed with this initiative. Shareholder approval for the issue of shares for the Nasdaq IPO was obtained on 11 April 2023; however, the Nasdaq IPO is dependent on market conditions which will determine whether it is completed during the Assessment Period. The Nasdaq IPO is also subject to Securities and Exchange Commission and exchange control approvals, as well as shareholder re-approval in terms of the ASX rules.

■

The Group expects to obtain debt funding amounting to US$795.0 million from the DFC and SBSA, which includes the refinancing of Phase 1 debt, and is subject to the fulfilment of conditions precedent and other standard conditions. Management is confident that the approvals will be obtained shortly after these conditions are satisfied by the Group.

■

The Group is also anticipating funding from various funding initiatives, which involve debt, equity and hybrid instruments. These initiatives are also geared towards both alleviating short-term funding requirements as well as long-term commitments.

The Group continues to regularly monitor its liquidity position as set out in note 32 as part of its ongoing risk management programme. Various initiatives have come to fruition since 28 February 2025 which have resulted in cash inflows as well as increasing the certainty of future cash inflows including but not limited to the receipt of US$10.0 million as highlighted above.

After consideration of the Cash Forecast, the outcome of the stress testing performed and the developments after the reporting date, the Group has concluded that the going concern basis of preparation is appropriate. Management is cognisant of the following material uncertainties that exist which may cast doubt about the Group’s ability to realise its assets and discharge its liabilities in the normal course of business and continue as a going concern:

■	The Group’s ability to conclude the funding initiatives outlined above within the Assessment Period.
■	The Group’s ability to remedy the Default Events within the times set out in the DFC waiver.
■	The Group’s ability to secure regulatory and other approvals required to conclude the Nasdaq IPO and other funding initiatives.

The Board has a reasonable expectation that funding initiatives and the remediation of Default Events will be concluded within the Assessment Period, and that the approvals required will be obtained. This will enable the Group to have adequate resources to meet its obligations and continue its operations in the normal course of business for the Assessment Period.

65